Exhibit 10.56
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
MANUFACTURE AND SUPPLY AGREEMENT
     This MANUFACTURE AND SUPPLY AGREEMENT (“Agreement”) is made and effective as of February 9, 2010 (the “Effective Date”) by and between Alexza Pharmaceuticals, Inc., a Delaware corporation having a place of business at 2091 Stierlin Court, Mountain View, CA 94043 (“Alexza”), and Biovail Laboratories International SRL, a Barbados society with restricted liability having its registered office at Welches, Christ Church, Barbados, WI, BB17154 (“BLS”). Alexza and BLS may be referred to herein from time to time individually as a “Party,” and collectively as the “Parties”.
     WHEREAS, Alexza has developed and owns certain proprietary rights with respect to AZ-004 (Staccato® loxapine), a single-use delivery system for Drug that permits rapid systemic delivery of Drug through inhalation, and Alexza has conducted clinical studies on AZ-004;
     WHEREAS, Alexza and BLS are parties to a Collaboration and License Agreement of even date herewith (the “License Agreement”), under which Alexza has granted BLS certain rights to the Product in the Field in the Territory; subject to the obligation of BLS to purchase and the right of Alexza to Manufacture the Product for the purposes of supplying the Product to BLS and its Sublicensees (as defined in the License Agreement) in accordance with the terms and conditions set forth herein; and
     WHEREAS, Alexza is willing to provide clinical and commercial supply of the Product to BLS, and BLS is willing to purchase the Product solely for use in the Field in the Territory on the terms and conditions set forth below.

     NOW THEREFORE, in consideration of the mutual promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1
DEFINITIONS
     Capitalized terms shall have the meaning set forth below and in this Agreement unless reference to the License Agreement is specifically made with respect to such capitalized term.
     1.1 “Additional Manufacturer” has the meaning set forth in Section 5.5.
     1.2 “Affiliate” of a Party means any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Party, as the case may be, but for only so long as such control exists. As used in this Section 1.1, “control” means (a) direct or indirect beneficial ownership of at least 50% (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting share capital or other equity interest in such Person or (b) the power to direct the management of such Person by contract or otherwise.
     1.3 “Alexza” has the meaning set forth in the preamble.
     1.4 “Alexza Indemnitee” has the meaning set forth in Section 9.1
     1.5 “Alexza Know-How” means all Know-How that is [ * ] for the research, development, importation, use, manufacture, having manufactured, sale, having sold and offering for sale of the Product in the Field, which Know-How is Controlled by Alexza or any of its Affiliates as of the Effective Date or during the Term. For the avoidance of doubt, Alexza Know-How shall not include any Joint Know-How.
     1.6 “API” means an active pharmaceutical ingredient.
     1.7 “Applicable Laws” means all applicable orders, regulations, requirements, guidelines and laws of any and all supra-national, federal, state, provincial and local authorities and agencies, including without limitation all laws and regulations of such territories applicable to the maintenance of the manufacturing equipment and facilities and the Manufacturing, transportation, storage, use, handling and disposal of medical and pharmaceutical products and devices, raw materials, components thereof, excipients, and any hazardous materials.
     1.8 “Approved Facility” has the meaning set forth in Section 3.1(c).
     1.9 “Approved Supplier(s)” has the meaning set forth in Section 3.6.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     1.10 “Arbitration” has the meaning set forth in Section 11.10(c).
     1.11 “Arbitration Request” has the meaning set forth in Section 11.10(c).
     1.12 “Arbitrators” has the meaning set forth in Section 11.10(d)(i).
     1.13 “Autoliv” means Autoliv ASP, Inc.
     1.14 “Baseline Package Form” means the packaging of the Product in the form of a [ * ] consisting of [ * ] of the Product in a Primary Package Form and such number of package inserts that is equal to the greater of (i) [ * ] or (ii) such number of package inserts as required in the NDA, appropriately labeled (i.e., in accordance with the NDA) and ready for commercial sale.
     1.15 “BLS” has the meaning set forth in the preamble.
     1.16 “BLS Indemnitee” has the meaning set forth in Section 9.1.
     1.17 “Business Day” means a day other than a Saturday, Sunday, or any public holiday in the United States or Barbados. For the avoidance of doubt, references in this Agreement to “days” mean calendar days.
     1.18 “Certificate of Analysis” or “COA” means a document identified as such and provided by Alexza to BLS that states: (a) the results of analytical tests required by the Specifications to be performed with respect to the Product in Baseline Package Form, as applicable, (b) the quantity of the Product, and (c) the batch from which such Product was produced.
     1.19 “CMC” has the meaning set forth in Section 3.3(a).
     1.20 “cGMP” means the then-current good manufacturing practices required by the FDA, as set forth in the United States Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder, for the Manufacture of active pharmaceutical ingredients, intermediates, medical devices and combination products, and comparable laws or regulations applicable to the Manufacture of active pharmaceutical ingredients, intermediates, medical devices and combination products in jurisdictions outside the United States, as they may be updated from time to time. Good Manufacturing Practices shall include applicable quality guidelines promulgated under the ICH.
     1.21 “Commercially Reasonable Efforts” means that level of efforts and resources, with respect to a particular Party, at the relevant point in time, that is consistent with the usual practice followed by a company in the pharmaceutical industry that is in a similar position, with a similar [ * ] and with a similar [ * ] in the exercise of its reasonable scientific and business judgment with respect to the [ * ] and [ * ] of prescription pharmaceutical products, devices or combination products, taking into consideration [ * ] and [ * ] and [ * ]. For clarity, use of Commercially Reasonable Efforts with respect to causing a Third Party to undertake an action shall not require a Party to commit an unlawful act or breach any existing agreement with such
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Third Party.
     1.22 “Confidential Information” has the meaning set forth in Section 8.1.
     1.23 “Confidentiality Agreement” means that certain letter agreement dated [ * ] between Alexza and BLS.
     1.24 “Control” (including any variations such as “Controlled”), in the context of intellectual property rights, Know-How and Confidential Information, means possession (whether by ownership or license, other than pursuant to this Agreement) by a Party of the ability to grant the applicable license under this Agreement, without violating the terms of an agreement with a Third Party.
     1.25 “Debarred Entity” has the meaning set forth in Section 6.1(d).
     1.26 “Delivery Date” has the meaning set forth in Section 2.6(b)(iii).
     1.27 “Destination Point” has the meaning set forth in Section 2.6(b)(iii).
     1.28 “Device” means any hand-held, single-use, fixed-dosage device for the administration of API(s) which device relies on [ * ], which device is known as or based on, but may or may not be referred to, as the Staccato® system.
     1.29 “Disclosing Party” has the meaning set forth in Section 8.1.
     1.30 “Distributor” means a Third Party or an Affiliate of BLS to whom BLS or an Affiliate of BLS has granted the right to market, promote, advertise, detail, sell or distribute Product in the Field in the Territory without the control of Regulatory Filings for the Product in the Field in the Territory.
     1.31 “DMF” has the meaning set forth in Section 3.3(e).
     1.32 “Drug” means loxapine, a molecule having the chemical structure set forth on Exhibit 1.74 of the License Agreement, or any [ * ] or [ * ] of such compound.
     1.33 “Effective Date” has the meaning as set forth in the preamble.
     1.34 “Expiration Dating” means the total period that such Product is approved for use [ * ].
     1.35 “Failure Event” has the meaning set forth in Section 5.4.
     1.36 “FDA” means the United States Food and Drug Administration and its successor.
     1.37 “FD&C Act” means the United States Food, Drug and Cosmetic Act, as amended, and any regulations promulgated thereunder.
     1.38 “Field” means the prevention or treatment of any psychiatric and/or neurological
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

indication and the symptoms associated with these indications.
     1.39 “[ * ]” means the [ * ] Manufacturing cost of Product (including packaged for shipment) calculated in conformity with GAAP and expressed on a per Unit Manufactured basis, including the cost of:
     (a) materials, including primary and secondary packaging and labeling material; and
     (b) direct labor (including basic wages, labor and related payroll taxes and benefits) incurred or spent in the actual production, quality control, quality assurance, filling, packaging and labeling of the Product; and
     (c) overhead (including [ * ] and related [ * ] and [ * ]) incurred or spent in support of [ * ] the Product, [ * ] and costs of [ * ], in each case, to the extent attributed to the Product. Overhead shall be allocated to production in a manner consistent with GAAP, proportionate to the total units of products Manufactured in the facility. Overhead shall [ * ] activities such as [ * ], [ * ], [ * ] and [ * ];
     (d) interim transportation, or any related transportation costs including packaging and storage of Product as incurred in connection with the supply of Product pursuant to the terms of this Agreement; and
     (e) any Third Party contract Manufacturer or supplier costs to the extent attributed to the Product, as paid by Alexza.
     1.40 “GAAP” means generally accepted accounting principles of the United States of America from time to time in force and effect, applicable as of the date on which such accounting principles are to be applied or on which any calculation or determination is required to be made.
     1.41 “Generic Product” means a pharmaceutical product containing Drug [ * ], which has obtained Marketing Approval for the same Indication as a Product and has substantially the same [ * ] (i.e. [ * ] of [ * ] and [ * ]) and is marketed by an entity other than BLS, its Affiliates, Distributors or Sublicensees in the Field.
     1.42 “Health Canada” means Health Canada or its successor.
     1.1 “ICH” means the International Conference on Harmonization (of Technical Requirements for Registration of Pharmaceuticals for Human Use).
     1.43 “Indemnitee” has the meaning set forth in Section 9.3.
     1.44 “Indemnitor” has the meaning set forth in Section 9.3.
     1.45 “Indication” means any disease or pathological condition for which an NDA or similar regulatory filing may be filed and approved.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     1.46 “Initial Indication” means rapid treatment of agitation associated with schizophrenia or bipolar disorder.
     1.47 “Initial Launch Firm Commitment” has the meaning set forth in Section 2.6(b).
     1.48 “Inventions” means any and all inventions, discoveries, improvements, processes and techniques discovered, conceived or reduced to practice in the course of or as a result of activities under this Agreement, whether or not patentable or included in any claim of patents and patent applications, together with all intellectual property rights therein.
     1.49 “Joint Inventions” means any and all Inventions discovered, conceived or reduced to practice jointly by BLS, on the one hand, and by or on behalf of Alexza or its Affiliates, on the other hand.
     1.50 “Joint Know-How” means all Know-How included in Joint Inventions, other than any Joint Patent.
     1.51 “Joint Patents” means all Patents claiming any Joint Invention.
     1.52 “Know-How” means all tangible and intangible scientific, technical, clinical, regulatory, trade, marketing, commercial, financial or business information and materials, including compounds, solid state forms, compositions of matter, formulations, devices, techniques, processes, methods, trade secrets, formulae, procedures, tests, data, results, analyses, documentation, reports, information (including pharmacological, toxicological, non-clinical (including chemistry, manufacturing and control)), and clinical test design, methods, protocols, data, results, analyses, and conclusions, quality assurance and quality control information, regulatory documentation, information and submissions pertaining to, or made in association with, filings with any Regulatory Authority, knowledge, know-how, skill, and experience.
     1.53 “Launch” means, with respect to the Initial Indication, the first bona fide, arm’s length sale of a Product in a country following receipt of Marketing Approval in the U.S. of such Product by BLS or its Sublicensees in such country for use of such Product in such country in the Initial Indication. Sales of a Product for registration samples, compassionate use sales, named patient use, inter-company transfers to Sublicensees and the like shall not constitute a Launch of the Product.
     1.54 “Launch Forecast” has the meaning set forth in Section 2.4(a).
     1.55 “Losses” has the meaning set forth in Section 9.1.
     1.56 “Manufacture” means to manufacture, process, prepare, make, assemble, test, label, and/or package, store, release and deliver the Product (or any component thereof), and each of “Manufacturing” and “Manufactured” has a corresponding meaning.
     1.57 “Marketing Approval” of a Product means all approvals, licenses, registrations or authorizations of Regulatory Authorities in a country necessary for the manufacture, use, storage, import, export, distribution, promotion, marketing, offer for sale and sale of such
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Product in such country.
     1.58 “Materials” has the meaning set forth in Section 2.5.
     1.59 “Material Supply Agreements” has the meaning set forth in Section 6.4(d).
     1.60 “MS Coordination Committee” has the meaning set forth in Section 2.2.
     1.61 “NDA” for the Product means a New Drug Application as defined in Title 21 of the U.S. Code of Federal Regulations, §314.80 et seq., and all amendments and supplements thereto, which is filed with the FDA, or the equivalent application filed with Health Canada in Canada, including all documents, data, and other information concerning such Product thus filed that are necessary for gaining Marketing Approval in the Territory for such Product.
     1.62 A “Nonconforming” Product or “Nonconformity” of a Product means such Product has a characteristic that (i) results from Alexza’s failure to Manufacture such Product in accordance with any Regulatory Requirements, this Agreement, or the Quality Agreement, or (ii) causes such Product to fail to meet the Specifications.
     1.63 “Party” or “Parties” means Alexza and BLS, as described in the preamble.
     1.64 “Patent(s)” means (a) all patents, certificates of invention, applications for certificates of invention, priority patent filings and patent applications, and (b) any renewal, division, continuation (in whole or in part), or request for continued examination of any of such patents, certificates of invention and patent applications, and any and all patents or certificates of invention issuing thereon, and any and all reissues, reexaminations, extensions, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing.
     1.65 “Person” means any individual, corporation, partnership, limited liability company, trust, governmental entity, or other legal entity of any nature whatsoever.
     1.66 “PPI” has the meaning set forth in Section 4.2(f).
     1.67 “Primary Package Form” means individual Unit of the Product in [ * ], which will be used for inclusion in the Baseline Package Form.
     1.68 “Product” means any combination product consisting of: (a) Drug ([ * ]) and (b) the Device which delivers Drug, with a dosage strength of 5 mg or 10 mg.
     1.69 “Purchase Order” has the meaning set forth in Section 2.6.
     1.70 “Quality Agreement” has the meaning set forth in Section 3.2.
     1.71 “Recalls” has the meaning set forth in Section 3.17.
     1.72 “Receiving Party” has the meaning set forth in Section 8.1.
     1.73 “Regulatory Authority” means any national, regional, state or local regulatory
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

agency, department, bureau, commission, council or other governmental entity whose review and/or approval is necessary for the manufacture, packaging, use, storage, import, export, distribution, promotion, marketing, offer for sale and sale of Product.
     1.74 “Regulatory Filings” means all applications, approvals, licenses, registrations, notifications, registrations, submissions and authorizations made to or received from a Regulatory Authority in a country necessary for the development, manufacture and/or commercialization of a pharmaceutical product, including any INDs, NDAs and Marketing Approvals.
     1.75 “Regulatory Requirements” means (a) all specifications, methods of Manufacture, and other information in one or more regulatory submissions related in any way to the Product, (b) cGMP, (c) as applicable, ISO 9001, 13485 and TS16949, for relevant components of the Product, as any of the foregoing may be amended from time to time, and (d) any other laws or regulations or other requirements imposed or enforced by a Regulatory Authority and applicable to the Product for use in the Territory or the Manufacturing of the Product or any component of the Product listed in the NDA.
     1.76 “Samples” has the meaning set forth in Section 3.1.
     1.77 “Senior Executives” has the meaning set forth in Section 11.10.
     1.78 “Shelf Life” of the Product as of a date means the number of months between such date and the expiration date of such Product based on the Expiration Dating of such Product, provided that if the Transfer Time is later than the first day of the month, for purposes of the Shelf Life determination under this Agreement, the number of days between the first of the month and the Transfer Time shall not be counted when determining the Shelf Life at the Transfer Time.
     1.79 “Shipping Point” means the packaging facility of Alexza’s packaging contractor located in [ * ] or another location as provided for in Section 3.10(b)(iii), from which a given shipment of Product in Baseline Package Form is shipped for delivery to the Destination Point.
     1.80 “Specifications” means, (i) with respect to clinical supply of the Product, the specifications for the Product as agreed to by the Parties in writing and (ii) with respect to commercial supply of the Product, the specifications for the Product, as established by inclusion in the NDA or other Marketing Approval application filed for such Product and as required by FDA or another Regulatory Authority in the Territory for approval and such other specifications, such as specifications for packaging, storage conditions and labeling of the Product, as agreed by the Parties in writing.
     1.81 “Sublicensee” means a Third Party or an Affiliate of BLS, other than a Distributor, to whom BLS or an Affiliate of BLS has granted a sublicense under the Alexza Technology (as defined in the License Agreement) as permitted under Section 2.3(a) of the License Agreement. For clarity, the term “Sublicensee” shall not include (i) any wholesalers or importers that are not granted any sublicense under the Alexza Technology under Section 2.3(a) of the License Agreement or (ii) any contract manufacturers that are granted only the right to manufacture the Product in accordance with the terms and conditions of this Agreement and the
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

License Agreement for BLS or its Affiliates or Sublicensees for commercialization in the Field in the Territory.
     1.82 “Supply Forecast” has the meaning set forth in Section 2.4(b).
     1.83 “Term” has the meaning set forth in Section 10.1.
     1.84 “Territory” means the United States and Canada.
     1.85 “Third Party” means any Person other than Alexza, BLS or any Affiliate of either Alexza or BLS.
     1.86 “Third Party Claim” has the meaning set forth in Section 9.1. 1.87 “Transfer Price” has the meaning set forth in Section 4.2(a).
     1.88 “Transfer Time” has the meaning set forth in Section 3.15.
     1.89 A “Unit” of the Product means one complete and integrated unit consisting of the Device and Drug included in the Baseline Package Form.
     1.90 “United States” or “U.S.” means the United States of America and all of its territories and possessions and the District of Columbia.
ARTICLE 2
SUPPLY OF THE PRODUCT
     2.1 Supply and Purchase of the Product. Subject to the terms of this Agreement, commencing with the first approval of the NDA for the Product in the Territory and continuing during the Term, Alexza shall Manufacture and supply the Product exclusively to BLS (including its Sublicensees and Distributors) for use in the Field for the Territory, and BLS shall purchase exclusively from Alexza, all of BLS’ and its Sublicensees’ and Distributors’ requirements of Product (and Devices for samples and demonstration only) for use in the Field for the Territory in such quantities as BLS shall order pursuant to and in accordance with this ARTICLE 2.
     2.2 Supply and Manufacturing Coordination Committee. The Parties shall establish a supply and manufacturing coordination committee (the “MS Coordination Committee”) to coordinate Product demand and supply and oversee change of control, CMC and other quality related matters no later than [ * ]. The MS Coordination Committee shall consist of such number of representatives of each Party with the appropriate experience and authority in manufacturing and supply management of the Product. The MS Coordination Committee shall meet at least [ * ], via telephone conference or otherwise. The Parties acknowledge that the MS Coordination Committee is to coordinate decisions and information and shall not be required for approval of decisions that are the responsibilities of the respective Parties or as set forth in this Agreement.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     2.3 Planning Forecast. Within [ * ] after the Effective Date, and continuing to be updated on or before [ * ] of each calendar year thereafter, BLS shall provide Alexza with a written [ * ] sales Unit forecast, by [ * ], of BLS’ requirements for the Product on a [ * ] basis. This forecast shall be for capacity planning purposes only and shall not, constitute a firm order or have any binding effect. The Parties shall review the forecast on not less than a [ * ] basis to assess the available Manufacturing capacity of Alexza (currently estimated at approximately [ * ] Units).
     (a) To the extent that the forecast quantities are expected to exceed the then existing available capacity of Alexza at its facility in [ * ], the Parties shall meet and discuss in good faith whether to expand Alexza’s then current Manufacturing capacity up to the maximum estimated capacity. In the event Alexza has committed to expand its Manufacturing capacity up to the maximum estimated capacity based on BLS’ planning forecast, BLS shall notify Alexza at least [ * ] in advance with respect to any material increase of its supply forecast and Alexza shall not be deemed in breach of this Agreement for its inability to supply such increased amount of Product due to the capacity constraints under such capacity expansion plan for the period in which Alexza had less than [ * ] notice of any material increase of BLS’ supply forecast that would impact capacity planning as long as Alexza is using Commercially Reasonable Efforts in carrying out the capacity expansion plan adopted based on BLS’ original planning forecast.
     (b) In addition, to the extent that the forecast quantities are expected to exceed the then maximum Manufacturing capacity (including expansion) in [ * ], the Parties shall discuss whether to select and qualify an additional Manufacturing facility or undertake other alternatives. In the event Alexza has committed to qualify an additional Manufacturing facility or undertake other alternatives based on BLS’ planning forecast, BLS shall notify Alexza at least [ * ] in advance with respect to any material increase of its supply forecast and Alexza shall not be deemed in breach of this Agreement for its inability to supply such increased amount of Product due to the capacity constraints under the capacity expansion plan for the period in which Alexza had less than [ * ] notice of any material increase of BLS’ supply forecast that would impact capacity planning as long as Alexza is using Commercially Reasonable Efforts in carrying out the capacity expansion plan adopted based on BLS’ original planning forecast.
     (c) Subject to Section 2.3(a) and Section 2.3(b) above, as the case may be, Alexza is [ * ] to Manufacture and supply the Product to BLS in accordance with this Agreement [ * ].
     2.4 Rolling Forecast.
     (a) Launch Forecast. BLS shall provide Alexza with its initial non-binding [ * ] month forecast (“Launch Forecast“) not less than [ * ] prior to the first anticipated delivery date of the Product to BLS, which anticipated delivery date shall be provided by BLS and may be adjusted by BLS in good faith after consultation with Alexza. No later than [ * ] after Alexza’s receipt of the Launch Forecast, representatives of each Party on the MS Coordination Committee shall meet and shall work collaboratively to prepare and adopt a supply plan for the Launch. The
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Launch Forecast shall be a best estimate, as of the time such Launch Forecast is delivered, of the initial rolling forecast to be delivered pursuant to Section 2.4(b), and BLS shall not deviate from such estimate without [ * ].
     (b) Rolling Forecast. Commencing within [ * ] after the receipt of the Marketing Approval with respect to the NDA filing for the Product, BLS shall deliver to Alexza an initial written monthly [ * ] month rolling forecast of the quantities of the Product required by BLS and its Sublicensees and Distributors. Thereafter, no later than [ * ] prior to the beginning of the next monthly period, BLS shall provide Alexza with an updated [ * ] month rolling forecast of the quantities of the Product required by BLS and its Sublicensees and Distributors (each such subsequent forecast or the initial forecast, a “Supply Forecast”). Alexza shall notify BLS as promptly as practicable but in any event within [ * ] after Alexza’s receipt of any Supply Forecast of any inability of Alexza to supply to BLS any quantities of the Product that Alexza is expected to ship to BLS pursuant to any such Supply Forecast received from BLS. For clarity, the provision or receipt of such notification about Alexza’s inability to supply shall not constitute a waiver on BLS’ part of Alexza’s obligations to supply the Product to BLS in accordance with the terms and conditions of this Agreement, nor a deemed admission of breach or default on the part of Alexza.
     (c) Initial [ * ] Month Binding Commitments. Subject to Section 2.3(a) and Section 2.3(b) hereof, each of the first [ * ] months of each Supply Forecast shall constitute a mutually binding commitment to order and supply the total quantity of Product set forth in the Supply Forecast for such period. Each commitment shall be represented by a Purchase Order delivered in accordance with Section 2.6. The monthly purchase quantity for each of the first [ * ] months set forth in such Purchase Order shall be not less than [ * ]% nor more than [ * ]% of the average monthly purchase quantity for such [ * ] months based on the quantities for such period set forth in such Purchase Order.
     (d) Permitted Modifications to Supply Forecasts. Projections for months [ * ] through [ * ] of each rolling Supply Forecast and each month thereafter shall be made in good faith and shall constitute BLS’ best estimates of future orders but shall not be binding on BLS or Alexza, provided that (i) the Supply Forecast for any month in the [ * ] through [ * ] months of any Supply Forecast may vary from the Supply Forecast made for that calendar month when it was the [ * ] calendar month in a Supply Forecast by an amount that does not exceed [ * ] percent ([ * ]%) of the forecasted quantity for that calendar month and (ii) (A) prior to obtaining a [ * ] Expiration Dating of the Product, the Supply Forecast for any month in the [ * ] through [ * ] months of any Supply Forecast may not be less than [ * ] percent ([ * ]%) and not more than [ * ] percent ([ * ]%) of the quantity set forth in the Supply Forecast made for that calendar month when it was the [ * ] calendar month in such Supply Forecast and (B) after obtaining a [ * ] Expiration Dating of the Product, the Supply Forecast for any month in the [ * ] through [ * ] months of any Supply Forecast may vary from the Supply Forecast made for that calendar month when it was the [ * ] calendar month in such Supply Forecast by an amount that does not exceed [ * ] percent ([ * ]%) of the forecasted quantity for that calendar month.
     (e) Remaining Forecast. The forecast for any month in the [ * ] through [ * ] calendar months of any Supply Forecast may vary from the forecast made for that calendar month in the previous Supply Forecast consistent with BLS’ good faith estimates for its
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

requirements for that calendar month.
     (f) Excess Orders. BLS may deliver to Alexza a Purchase Order for Product volumes in excess of those specified in any prior Supply Forecast and/or in excess of the percentage variances permitted in Section 2.4(d). Alexza shall provide notification to BLS as soon as practicable but in any event within [ * ] after the delivery of such Supply Forecast, of any excess that Alexza determines it will deliver to BLS, Alexza shall use Commercially Reasonable Efforts to Manufacture any quantity of the Product ordered by BLS in excess of [ * ] percent ([ * ]%) of the committed quantity determined in accordance with Section 2.4(c), but in any event Alexza’s failure to Manufacture any such excess quantity shall not be a breach of this Agreement. BLS shall bear any reasonable increase in the Manufacturing costs of the Product supplied in excess of the quantities accepted by Alexza under Section 2.4(c); provided that such increase shall be approved by BLS prior to Alexza’s undertaking the Manufacture of such excess quantity and incurring such increase.
     (g) Forecast Modification upon Generic Entry. Notwithstanding anything contained in Section 2.4(d) to the contrary, BLS shall, for [ * ] following the date of the first entry of [ * ] a Generic Product, have the right to submit one (1) modification of the then operative Supply Forecast, which modification may alter the Supply Forecast for the Product with the same [ * ] as such Generic Product for months [ * ] through [ * ] and such modifications to the Supply Forecast may exceed the permitted variances set forth in Section 2.4(d) by any amount.
     (h) Forecast Modification upon Out-patient Approval. In anticipation of out-patient Marketing Approval or non approval thereof, BLS may submit an additional Launch Forecast as provided in Section 2.4(a). Following such delivery, the Parties shall meet and discuss in good faith a modification of the then operative Supply Forecast, which modification may alter the Supply Forecast for such Product for months [ * ] through [ * ] with the understanding that such modifications to the Supply Forecast may exceed the permitted variances set forth in Section 2.4(d) by any amount.
     2.5 Materials; Safety Stock. BLS acknowledges that Alexza may stock the Drug, Device, other components, containers, labels, packaging materials and related items necessary for the Manufacture of Product (“Materials“) based on the rolling forecasts provided by BLS pursuant to Section 2.4. Alexza shall maintain at all times an inventory of Materials necessary for Manufacturing such quantity of the Product that is equal to, at a minimum, the average monthly forecasted quantity of the Product for the upcoming [ * ] month period based on the then-current Supply Forecast provided by BLS; provided that after the Launch and before the end of the [ * ] months after the Launch, the MS Coordination Committee shall discuss and recommend an increase to such required minimum quantity of safety stock to the Parties for the Parties to decide.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     2.6 Orders.
     (a) Clinical Supplies. For clinical supplies, BLS shall deliver to Alexza a Purchase order for quantities of Product. Parties will mutually agree on a delivery date of clinical supplies, which will depend on the special requirements (e.g., dose strength, labeling, and packaging) and BLS’ demand priority with respect to then existing BLS orders.
     (b) Commercial Supplies.
     (i) Launch Purchase Order. BLS shall deliver to Alexza, as soon as reasonably practicable after delivery of the Launch Forecast, but in any event not later than [ * ] after the Marketing Approval of the NDA for the Initial Indication, a firm purchase order for the initial quantities of the Product having the applicable Shelf Life set forth in Section 3.15 to be purchased for the initial [ * ] months’ period for the Launch of the Product (the “Initial Launch Firm Commitment”).
     (ii) Continuing Purchase Orders. In each month following the Launch purchase order pursuant to Section 2.6(b)(i), BLS shall submit to Alexza a monthly firm purchase order to purchase the Product having the applicable Shelf Life set forth in Section 3.15 (together with the Launch purchase order, each, a “Purchase Order”) not less than [ * ] prior to each month of each [ * ]-month commitment period in the rolling forecast.
     (iii) Terms. Each Purchase Order shall specify the quantity ordered, the required delivery date (which shall not be (A) less than [ * ] following the date of the initial Purchase Order and (B) less than [ * ] following the date of any Purchase Order other than the initial Purchase Order) (the “Delivery Date”), the destination point in the Territory (the “Destination Point”) and any special instructions or invoicing information. Alexza shall acknowledge and accept the Purchase Order from BLS made in accordance with this Section 2.6(b)(i) or Section 2.6(b)(ii) within [ * ], and any terms or conditions of such purchase order which conflict or are inconsistent with the terms of the Agreement shall be void and rejected. Alexza may not reject the quantity of the Product in any Purchase Order unless, subject to Sections 2.4(f) and 2.4(i), the quantity set forth in the Purchase Order is less than [ * ] percent ([ * ]%) of or in excess of [ * ] percent ([ * ]%) of the committed quantity determined in accordance with Section 2.4(c) and the variance permitted under Section 2.4(d). In the event of excess quantity ordered, the rejection shall only apply with respect to such excess quantity.
     2.7 Variances in Quantities Delivered. Quantities of the Product actually delivered by Alexza may vary from the quantities specified in a Purchase Order by [ * ] percent ([ * ]%). BLS shall be invoiced only for the quantity of the Product actually delivered to and received by BLS and upon BLS’ request, Alexza shall promptly deliver quantities of any shortfall as soon as practicable. In any event, Alexza shall use Commercially Reasonable Efforts to achieve a monthly delivery variance of (a) less than [ * ] percent ([ * ]%) for the initial [ * ] months after the Launch and (b) less than [ * ] percent ([ * ]%) thereafter.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE 3
MANUFACTURING
     3.1 Manufacture of Product; Samples.
     (a) Alexza shall Manufacture or have Manufactured the Product to meet the Specifications, the Quality Agreement and in accordance with Regulatory Requirements, as then in effect for use, commercialization, importation and sale in the Territory.
     (b) Alexza shall Manufacture and have Manufactured the Device or other samples of components of the Product (“Samples”) in accordance with applicable Regulatory Requirements in the U.S., as then in effect for use by BLS (and its Affiliates, distributors or licensees) for sampling or demonstration purposes. All Samples shall be provided at [ * ] as soon as practicable following written order from BLS specifying the quantity and specifications for such Samples.
     (c) The Product, Device and Drug and other components of the Product listed in the NDA shall be Manufactured by or for Alexza only in the Manufacturing facilities identified in the applicable NDA or other Marketing Approval of the Product for the Territory (the “Approved Facility”).
     3.2 Quality Agreement. Not later than [ * ] following the Effective Date, Alexza and BLS shall enter into a quality agreement (“Quality Agreement”) setting forth in detail the Specifications, quality assurance arrangements and procedures with respect to the Manufacture of the Product, reporting customer complaints and conducting timely investigations, which Quality Agreement shall be incorporated herein by reference following execution by both Parties. In the event of a conflict between any of the provisions of this Agreement and the Quality Agreement, this Agreement shall govern except with respect to quality issues, which shall be governed by the Quality Agreement. For the avoidance of doubt, if there are any financial terms in the Quality Agreement that are in conflict with this Agreement, this Agreement shall control with respect to such financial terms.
     3.3 CMC Information; Drug Master File.
     (a) Alexza shall be responsible for compiling the required chemistry, manufacturing, and controls information pertaining to the Product (“CMC”) and shall provide such information to BLS to allow BLS to obtain and maintain Marketing Approvals in the Territory or to communicate with Regulatory Authorities about the Product.
     (b) Alexza shall not, without the prior written consent of BLS, make any changes to the CMC (including any changes to CMC included in a DMF) that would require changes to the [ * ] or other [ * ] in the Territory or require the [ * ] of [ * ] or [ * ] in the Territory; provided that, if Alexza provides BLS with any such proposed changes, and if BLS has not (i) responded to such changes or (ii) acknowledged the receipt of the proposed change within a [ * ] and indicated the expected response date which shall be within a [ * ] period after such acknowledgement, then [ * ]. If BLS believes that a response is not practicable within such [ * ] period, then the Parties shall promptly discuss and agree upon the timing for review of such
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

proposed change. For all other changes to CMC (the “[ * ] Changes”), Alexza shall promptly notify BLS and such changes shall be governed by the procedures to be adopted by the MS Coordination Committee and the Quality Agreement. For clarity, in the event that any [ * ] or [ * ] Change is made in accordance with this Section 3.3(b), then BLS shall use Commercially Reasonable Efforts to complete and file any documentation requested by Alexza or required to be filed with the applicable Regulatory Authority in the Territory as soon as practicable.
     (c) In the event a change in the CMC is requested or required by the FDA in the U.S., Alexza shall, [ * ] and subject to Section 3.12(a) amend the CMC and provide to BLS a draft of the corresponding amendment to the CMC in the format reasonably requested by BLS and provide all necessary technical assistance and services to BLS for BLS to obtain all regulatory approvals of such amendment to the CMC as soon as practicable.
     (d) If a change in the CMC is requested by BLS and such change is not requested or required by FDA or other Regulatory Authority in the Territory, Alexza shall in good faith make such change (unless such change would materially impact the cost or regulatory or commercial status of the Product outside of the Field or Territory) and [ * ] shall bear any and all the costs and expenses resulting from any such change requested or required by BLS pursuant to this Section 3.3(d), including [ * ], if applicable. BLS shall take all necessary or appropriate actions agreed upon by the Parties to seek the regulatory approval of such CMC modifications and shall be responsible for related communication with the FDA; provided that Alexza shall provide all necessary actions to assist BLS in obtaining such regulatory approval as soon as practicable, including preparing the draft amendment to the CMC section and participating in BLS’ communications with the FDA.
     (e) Alexza may, at its option and expense and to the extent permitted by law, file and maintain a drug or device master file in the U.S. containing CMC information for the Product (or a component thereof), which shall be owned by Alexza (a “DMF”); provided that Alexza shall make available complete and accurate copy of CMC information to BLS in the format reasonably requested by BLS for BLS to obtain and maintain its Marketing Approval for the Product in the Field for the Territory, and shall provide technical assistance and associated services that are [ * ] to enable BLS to obtain and maintain its Marketing Approval for the Product in the Field for the Territory. BLS and its designated Third Party Manufacturers shall have a letter of authorization to access those portions of the DMF relating to the Product for BLS to prepare the CMC information for the Product or to fully exercise its rights under this Agreement, including the Manufacturing right in accordance with Section 5.4 or Section 5.5. Alexza shall be responsible for ensuring that all DMFs are current and up to date.
     3.4 Compliance Audits and Audit Reports.
     (a) Alexza’s Facility. At any time during the Term, during normal business hours and upon reasonable prior notice, BLS may send a reasonable number of qualified representatives of BLS and/or its Affiliates to inspect those portions of the premises of Alexza where and when the Product is being Manufactured (or where any individual part of the Manufacturing is being performed) and to review the records, facilities, and operations relating to the Manufacture (or any individual part of the Manufacturing) of Product (including the records of components of Product) by Alexza to ensure compliance with the relevant Regulatory
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Requirements and the terms of the Quality Agreement. Except for any “for cause” audits, such audits shall occur no more than [ * ]. Alexza shall reasonably cooperate with any such audit by such representatives of BLS and/or its Affiliates. For purposes of clarity, any information obtained by BLS during such visits shall be treated as Confidential Information of Alexza in accordance with Article 8 of this Agreement.
     (b) Facilities of Approved Suppliers. Alexza shall notify BLS in writing [ * ] (or, if not practicable, as soon as Alexza informs such Approved Supplier of an inspection) prior to any inspection by Alexza of the facility of any Approved Supplier, and subject to the terms of Alexza’s agreement with such Approved Supplier, BLS may send qualified representatives to participate in such inspection as an active participant; it being understood that Alexza will be the lead party responsible for conducting such audit. In addition, upon BLS’ reasonable request, Alexza shall exercise its right for cause under Alexza’s agreement with an Approved Supplier to inspect the facility of any Approved Supplier, subject to terms and conditions set forth in such agreement. For purposes of clarity, any information obtained by BLS during such visits shall be treated as Confidential Information of Alexza in accordance with Article 8 of this Agreement.
     (c) Definition of “for cause”. For purposes of Sections 3.4(a) or 3.4(b), “for cause” shall mean (i) the occurrence or existence of a condition or event relating to the Manufacture of Product which constitutes a [ * ], (ii) BLS’ or Alexza’s receipt of a deficiency or warning letter related to the Manufacture of the Product or any components of the Product listed in the NDA from any Regulatory Authority, (iii) a [ * ] of the Product, (iv) a [ * ] of any Regulatory Requirements in the Manufacture of the Product, (v) follow up to a prior audit where substantive violations of the Quality Agreement or the relevant Regulatory Requirements were identified and not rectified to the reasonable satisfaction of BLS, or (vi) the [ * ] of any [ * ] based on the Manufacture of the Product or any components of the Product listed in the NDA by Alexza or any Approved Supplier, which, in any case, could reasonably be expected to materially affect the Product, any components of the Product listed in the NDA or the ability of Alexza or BLS to exercise its rights or perform its obligations under this Agreement.
     (d) Audit Reports.
     (i) BLS shall deliver to Alexza, as soon as reasonably practicable but in no event later than [ * ] after the completion of any audit conducted by BLS or its Affiliates pursuant to Section 3.4(a) or 3.4(b), a written report setting forth in reasonable detail any failure of Alexza or an Approved Supplier to comply with the term of this Agreement, the Quality Agreement, or any Regulatory Requirements discovered during the audit. Within [ * ] after receipt of that report, Alexza shall provide, in writing, to BLS a reasonably detailed timetable for responding to any such failure.
     (ii) If BLS does not elect to or is not allowed to participate in Alexza’s inspection of an Approved Supplier’s facility pursuant to Section 3.4(b), Alexza shall deliver to BLS, as soon as reasonably practicable but in no event later than [ * ] after the completion of any audit conducted by Alexza, a written report setting forth in reasonable detail any failure of the Approved Supplier to comply with the terms of this Agreement, the Quality Agreement, or any Regulatory Requirements
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

discovered during the audit and a reasonably detailed timetable for responding to any such failure.
     (iii) Alexza shall complete, and shall use Commercially Reasonable Efforts to cause the Approved Supplier to complete, implementation of any such changes or corrections within the period set forth in the timetable and shall provide to BLS documentation reasonably satisfactory to BLS evidencing such timely implementation. Alexza’s implementation of such changes and corrections shall not affect BLS’ rights hereunder with respect to any breach by Alexza of its obligations under this Agreement.
     3.5 Regulatory Inspections and Inquiries.
     (a) Regulatory Inspections. Alexza shall be responsible for handling and responding to any inspections by any Regulatory Authority with respect to the Manufacture of the Product (or a component thereof) by Alexza, its Affiliates or Third Parties during the Term of this Agreement. Alexza shall provide any information requested by any applicable Regulatory Authority in connection with any such inspection by that Regulatory Authority related to the Manufacture of the Product. Alexza shall, and shall cause the Approved Suppliers to, promptly, but in no case later than [ * ] after receipt or notice, advise BLS of any requests for or notices of inspections by Regulatory Authorities concerning the Manufacture of the Product (or a component thereof). Alexza shall, and shall cause the Approved Suppliers to, furnish to BLS, as promptly as practicable but in any event within [ * ] of receipt, a copy of any report or other communication received from any such Regulatory Authority relating to such inspection. Alexza shall advise BLS of any change relating to Alexza’s performance of its obligations hereunder made necessary by any such inspection.
     (b) Regulatory Inquiries. Alexza shall notify BLS and, if applicable, provide BLS with copies of any investigation, inquiry, regulatory action, or other material notice or communication from a Regulatory Authority related to the Product (or any component thereof) or the Manufacturing, promptly, but in no case later than [ * ] after Alexza becomes aware of such investigation, inquiry, regulatory action, notice or communication. Alexza shall comply in a timely manner with any request for information received from any Regulatory Authority in the Territory relating to the Manufacture of the Product or components of the Product.
     3.6 Approved Supplier. Alexza shall purchase the materials and services set forth in Exhibit A only from the suppliers that are listed on Exhibit A (“Approved Suppliers”), which list may not be amended without BLS’ prior written consent, not to be unreasonably withheld. Alexza shall be responsible for inbound quality assurance practices in accordance with cGMP for all Materials received from such Approved Suppliers for use in the Product. Alexza shall use Commercially Reasonable Efforts to cause and shall reasonably assist its Approved Suppliers in implementing appropriate corrective and preventative actions to remedy any deficiencies observed during audits by Alexza, and documenting such actions and outcomes to BLS.
     3.7 Product Manufacturing Permits and Approvals. Alexza shall, [ * ], maintain (a) its DMFs, if any (but not CMC in a NDA or Marketing Approval owned by BLS), and (b) all permits, licenses, approvals, registrations, certifications, exemptions or other authorizations that
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

are necessary for the Manufacture of the Product by Alexza for BLS pursuant to the terms of this Agreement, including, without limitation and to the extent required by the applicable Regulatory Requirements, an establishment registration and product listing with the FDA. Alexza shall use Commercially Reasonable Efforts to ensure that each Approved Supplier obtains and maintains during the Term of this Agreement any required permits, licenses, approvals, registrations, certifications, exemptions or other authorizations required under any applicable Regulatory Requirements for the Approved Supplier’s facility. With respect to [ * ], Alexza shall use Commercially Reasonable Efforts to ensure that the Approved Facility of [ * ] is in compliance with both [ * ], the quality agreement between Alexza and [ * ] and applicable SOPs of [ * ].
     3.8 Compliance with Other Applicable Laws.
     (a) BLS’ Obligations. BLS also shall, [ * ], maintain, or shall cause to be maintained, in full force and effect its NDAs and Marketing Approvals and any other permits, licenses, approvals, registrations, certifications, exemptions or other authorizations required by any Regulatory Requirements and Applicable Laws in the Territory to carry out its duties and obligations under this Agreement or the activities undertaken by it pursuant hereto or with respect to the Product. BLS shall comply with all Regulatory Requirements and any Applicable Laws in performing its duties and obligations under this Agreement and with respect to its use, sale and disposition of the Product after purchase. BLS shall promptly provide to Alexza any information or data that Alexza has requested in writing and reasonably requires to fulfill its reporting and other obligations under Applicable Laws in the Territory.
     (b) Alexza’s Obligations. In addition to its obligations under Section 3.7, Alexza also shall, [ * ], maintain, or shall cause to be maintained, in full force and effect any other necessary licenses, permits and other authorizations required by any Applicable Laws in the Territory to carry out its duties and obligations under this Agreement or the activities undertaken by it pursuant hereto. Alexza shall comply with all Applicable Laws in performing its duties and obligations under this Agreement. Alexza shall promptly provide to BLS any information or data that BLS has requested in writing and reasonably requires to fulfill its reporting and other obligations under Applicable Laws in the Territory.
     3.9 Form of Product. Alexza shall deliver the Product to BLS in accordance with the Specifications in Baseline Package Form unless otherwise agreed by the Parties. If the Parties are required by any Regulatory Requirements or Regulatory Authority or BLS desires to make a change to the artwork or component artwork (a) in the U.S. following Marketing Approval in the Initial Indication and such change does not constitute a change to the Specifications, or (b) in Canada, then in each case BLS shall be [ * ] such change, including [ * ] if and to the extent such change also causes an [ * ] of Manufacturing the Product, as supported by documented evidence.
     3.10 Delivery and Acceptance.
     (a) Delivery Date. Subject to the terms and conditions of this Agreement, Alexza shall deliver all Product ordered by BLS on or before the requested Delivery Date set forth on the applicable Purchase Order no earlier than [ * ] days before and no later than [ * ] days after such Delivery Date; provided that such Delivery Date meets the
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

applicable minimum lead time requirement set forth in Section 2.6(b)(iii) and such Purchase Order is within the permitted variance of BLS’ binding Supply Forecast quantities.
     (b) Shipping Terms.
     (i) The Product ordered by BLS pursuant to this Agreement shall be shipped to BLS for delivery by the Delivery Date in accordance with this Agreement. Subject to Section 3.10(b)(ii), unless BLS requests otherwise in writing, the Product shall be delivered in Baseline Package Form and shipped by ship from Alexza’s packaging facility in [ * ] to the Destination Point, [ * ] (INCOTERMS 2000) by common carrier selected by [ * ] at BLS’ expense and title to, ownership of, and risk of loss of, the Product shall transfer at the location that is immediately after the Product leaves [ * ] and enters international waters.
     (ii) BLS may specify in a Purchase Order that it wishes to have Product shipped by air freight. In such event, BLS shall select the freight carrier and pay for, or reimburse Alexza for, the cost and expense of such air shipment. All Product shipped by air shall be shipped to BLS, [ * ] (INCOTERMS 2000) by common carrier selected by BLS. Title to, ownership of, and risk of loss of, the Product shipped by air shall pass from Alexza to BLS at the location that is immediately after the Product leaves [ * ] and [ * ] in transit from [ * ] to the Destination Point.
     (iii) At BLS’ option, BLS may request Alexza to ship the Product to BLS via a mode of transportation designated by BLS in a different configuration than Baseline Package Form and/or to a Destination Point outside the continental U.S. In this case, ownership, title and risk of loss to the Product shall transfer from Alexza to BLS immediately after the Product leaves [ * ] or the continental U.S., as the case may be, in a foreign country or [ * ] while in transit to the Destination Point, and pursuant to Section 4.2(c)(i), the Parties shall agree on an appropriate adjustment to the Transfer Price to reflect the documented incremental cost or savings with respect to such request.
     (iv) Alexza shall be responsible for loading the Product for shipment at the Shipping Point, whether Product is shipped by ground transportation, by ship or by air. In the case of the supply of the Product for the Canadian market, BLS shall be responsible for obtaining all licenses or other authorizations for the exportation of Product from the country where the Shipping Point is located and importation of Product into Canada. Alexza shall prepare and provide a negotiable bill of lading and all other appropriate shipping documentation for custom and Regulatory Authorities in the Territory and shall cooperate with BLS, at [ * ] expense, in obtaining any additional documents necessary for shipment and delivery of the Product in the Territory.
     (v) Alexza and BLS shall cooperate with and assist each other in all aspects of the shipment, importation and delivery process in order to ensure the
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

expeditious delivery of the Product to the Destination Point, including assisting in obtaining any documents that may be required. Alexza and BLS shall coordinate and consult with one another with regard to any communications with any Regulatory Authority regarding any shipment of Product.
     (c) Certificate of Analysis. Alexza shall perform on each batch of Product all tests specified in the Specifications, the NDA and applicable Regulatory Requirements before delivery of any Product from that batch to BLS. Alexza shall deliver to BLS by facsimile or by electronic mail on or before the date of shipment of any Product to BLS a Certificate of Analysis for each batch of Product in that shipment of Product, certifying that Product conforms to the Specifications, along with the results of such analysis and any supporting data. If there is a disagreement in connection with a Certificate of Analysis, such dispute will be resolved with a submission to independent testing in a procedure substantially in the manner set forth in Section 3.10(d)(i).
     (d) Acceptance. BLS shall be under no obligation to accept any shipment of Product for which Alexza has not provided a Certificate of Analysis. BLS shall inspect all shipments of the Product promptly upon receipt, and BLS may reject any shipment of the Product which is Nonconforming. In order to reject delivery of a shipment of the Product, BLS must give written notice to Alexza of BLS’ rejection of any delivery specifying in reasonable detail the reasons for such rejection within [ * ] or such longer time for shipments to Canada based on BLS’ analytical assessment but in any event not longer than [ * ] after receipt of such delivery at the Destination Point. If no such notice of rejection is received, BLS shall be deemed to have accepted such Product on the [ * ] after delivery.
     (i) After timely notice of rejection is received by Alexza, BLS shall cooperate with Alexza in determining whether rejection is appropriate or justified. Alexza will evaluate process issues and other reasons for any alleged Nonconformity. Alexza shall notify BLS as promptly as reasonably possible whether it accepts BLS’ basis for any rejection. If Alexza agrees with BLS’ determination that the rejected Product is Nonconforming, promptly on receipt of a timely notice of rejection of a shipment of Product and no later than [ * ] after receipt of such notice, Alexza shall replace such rejected Product with conforming Product. If Alexza disagrees with BLS’ determination that certain Product is Nonconforming, (x) promptly on receipt of a notice of rejection of a shipment of Product and no later than [ * ] after receipt of such notice, at BLS’ request, Alexza shall replace such rejected Product and (y) the rejected Product shall be submitted to a mutually acceptable Third Party laboratory, which shall determine whether such Product is Nonconforming. The Parties agree that such Third Party laboratory’s determination shall be final and binding on the Parties. The Party against whom the Third Party laboratory rules shall bear the reasonable costs of the Third Party testing. If the Third Party laboratory rules that the Product in question is not Nonconforming, BLS shall purchase that batch at the agreed-upon price, irrespective of whether Alexza has provided replacement Product, provided that in such event BLS shall also pay for any replacement Product delivered if not previously paid.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     (ii) BLS shall not destroy any rejected Product until it receives written notification from Alexza that Alexza does not dispute that the rejected Product is Nonconforming. At Alexza’s election and upon instruction from Alexza, BLS shall either (a) destroy the Product received in the rejected delivery promptly at Alexza’s cost and provide Alexza with certification of such destruction, or (b) return such Product to Alexza at Alexza’s cost.
     3.11 Latent Defect. BLS shall notify Alexza within [ * ] of discovery of a latent defect (as defined in the Quality Agreement) of any Product delivered, and promptly on receipt of timely notice but in any event no later than [ * ] after receipt of such notice, Alexza shall replace such Product with conforming Product.
     3.12 Change in Specifications; Other Modifications.
     (a) Changes in Specifications.
     (i) Alexza may request a change in the Specifications; provided that, Alexza shall not make any changes to the Specifications without BLS’ prior written approval, which approval shall not be unreasonably withheld or delayed. In the event that such proposed change requires the [ * ] of the [ * ] or [ * ], the Parties shall coordinate and collaborate in making all necessary [ * ] and Alexza shall not implement any such change unless and until such [ * ] is [ * ]. Notwithstanding the foregoing, if any change to the Specification requested by Alexza would not require any [ * ] to the [ * ] or [ * ] in the Territory or require the [ * ] of [ * ] or [ * ] in the Territory, Alexza shall promptly notify BLS of such change and such change shall be governed by the procedures to be adopted by the MS Coordination Committee and the Quality Agreement. [ * ] shall [ * ] all costs (including both implementation and regulatory costs and expenses) incurred in connection with any changes requested by Alexza, except to the extent otherwise agreed by the Parties pursuant to Section 4.2(d).
     (ii) Each Party shall promptly notify the other Party of any change of the Specifications that is required by any Regulatory Authority or in order to comply with any Regulatory Requirement applicable to the Product for use in the Field in the Territory. Prior to the receipt of the Marketing Approval of the Product for the Territory, such regulatory required Specification changes shall be implemented at [ * ]. After the receipt of the Marketing Approval of the Product for the Territory, such regulatory required Specification changes shall be implemented at [ * ] unless (x) such Specification changes are also [ * ] changes and (y) such [ * ] changes would apply to [ * ] and not the [ * ], in which case, such [ * ] changes shall be implemented at [ * ]. In consultation with BLS, Alexza shall, promptly make all such regulatory required changes to the Specifications and the Parties shall coordinate and collaborate in making all necessary Regulatory Filings with the application Regulatory Authority to effect such change. Alexza shall, [ * ], compile and provide to BLS the necessary information required to support any such Regulatory Filing in the format reasonably requested by BLS, and shall provide all necessary technical assistance
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

and services to BLS. BLS shall be responsible for making such Regulatory Filing and paying filing fees required for such Regulatory Filing.
     (b) Other Modifications. If any changes to the Product by Alexza do not change the Specifications and do not require [ * ], Alexza shall promptly notify BLS and such modification shall be governed by the procedures to be adopted by the MS Coordination Committee and the Quality Agreement. For clarity, [ * ] shall [ * ] all costs (including implementation costs) incurred in connection with such modification requested by Alexza.
     (c) Existing Cost Reduction Plan. The Parties acknowledge that Alexza may implement [ * ] a plan (the “[ * ] Manufacturing Cost Reduction Plan”) to replace certain [ * ] in the Product with an [ * ] and to replace and/or modify certain [ * ] and [ * ] in the Product in order to reduce the cost of Manufacture. Modifications pursuant to the [ * ] Manufacturing Cost Reduction Plan shall [ * ] to any [ * ] in the [ * ], but are subject to Section 3.12(a) and Section 3.12(b) and shall be implemented in accordance with the change control procedures set forth in the Quality Agreement.
     (d) BLS’ Right to Fund Other Cost Reduction Plan. Alexza may propose a plan for the development of a [ * ] that is intended to decrease the Manufacturing costs of the Product and shall present such plan (including the projected budget and the total costs incurred to date of proposal in implementing such plan) to BLS. BLS shall have the right (but not the obligation) to elect to participate in funding the implementation of such plan for a reduction in the then applicable Transfer Price. BLS may elect to fund a mutually agreed portion of the budgeted costs of the [ * ] plan by providing Alexza with written notification of its election to do so within [ * ] after receiving such plan from Alexza. Upon written notification, the Parties shall finalize a proposed budget for such plan and if BLS agrees to such plan and budget, its election shall be irrevocable. For clarification, the proposed changes set forth in such plan are subject to Section 3.12(a) and Section 3.12(b) and shall be implemented in accordance with the change control procedures set forth in the Quality Agreement.
     (e) BLS Requested Non-Regulatory Changes. If BLS seeks any change to the Specifications or any other modifications to the Manufacturing process and such change or modification is not required by any Regulatory Authority or Regulatory Requirement, it shall notify Alexza of such proposed change in reasonable detail and Alexza shall consider such proposal in good faith. The Parties shall negotiate in good faith to implement any such change at [ * ] sole cost and the [ * ] shall be [ * ] accordingly to reflect any [ * ] in the [ * ] resulting from such change.
     3.13 Records. Alexza shall keep complete, accurate and authentic accounts, notes, data and records pertaining to the Manufacture and supply of each batch of the Product, for the minimum period provided in 21 CFR Part 211, or longer if required by Regulatory Requirements in the Territory or country of Manufacture, and upon [ * ] reasonable request and at [ * ] expense, shall make available to BLS copies of or access to such records. In any event, Alexza shall notify the MS Coordination Committee of the timing of the destruction prior to destruction of any of such accounts, notes, data and records pertaining to the Manufacture and supply of each batch of the Product. After such time period, Alexza shall notify BLS prior to the destruction of any records retained under this Section 3.13 and, at BLS’ request, shall provide
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

copies of such records to BLS. Notwithstanding the foregoing, Alexza shall at all times maintain such records and systems for the Parties to investigate causes of a Recall of the Product and conduct a Recall of the Product in compliance with all Applicable Laws.
     3.14 Complaints Handling and Reporting.
     (a) BLS shall be solely responsible for in the Field in the Territory (i) receiving all Product complaints and reports of Product adverse events and malfunctions, and all communications with complainants and (ii) filing all required regulatory reports for the Product or the Marketing Approvals in the Territory, including, without limitation, any medical device reports or other adverse event reports relating to the Product. To the extent Alexza has or receives any information regarding any complaints or reports of adverse events or malfunctions relating to the Product, Alexza shall immediately, and in no event later than [ * ] after receipt by Alexza, provide BLS with all such information.
     (b) Promptly following BLS’ notification and documentation of a complaint or report related to the Manufacture of Product to Alexza, Alexza shall conduct an investigation for any complaint or report of a Product’s adverse event or malfunction that relates to the Manufacture of the Product by Alexza in accordance with the Quality Agreement and cGMP. Alexza shall use Commercially Reasonable Efforts to provide BLS with a written report of investigation within [ * ], or other timeframe as agreed upon by both Parties. If Alexza is not able to complete the investigation within [ * ] due to technical issues related to the investigation (e.g., extended testing of the complaint sample), Alexza shall issue an interim investigation report to BLS within [ * ] (or other agreed timeframe), summarizing the investigation findings to date and plans to complete the investigation, including an estimated timeline.
     3.15 Shelf Life. The supply of Product delivered by Alexza to BLS hereunder shall have a minimum Shelf Life at the time when the title to, ownership of, and risk of loss of, the Product is passed from Alexza to BLS in accordance with Section 3.10(b) of this Agreement (the “Transfer Time”) as follows:
     (a) With respect to any Units of commercial Product supplied by Alexza prior to the approval by a Regulatory Authority of [ * ] months Expiration Dating, the Parties shall discuss in good faith the minimum Shelf Life required; provided that Alexza shall not ship any commercial Product having a Shelf Life less than [ * ] months without the prior written consent of BLS.
     (b) Upon approval by a Regulatory Authority of Expiration Dating of [ * ] months, with respect to commercial supply of the Product (including samples of the Product) such Product shall have a minimum Shelf Life of not less than [ * ] months; provided that [ * ], BLS shall reasonably consider and may accept Product with a Shelf Life between [ * ] months and [ * ] months.
     (c) Upon approval by a Regulatory Authority of Expiration Dating of [ * ] months, with respect to commercial supply of the Product (including samples of the Product) such Product shall have a minimum Shelf Life of not less than [ * ] months; provided that [ * ], BLS shall reasonably consider and may accept Product with a Shelf Life between [ * ] months and [ * ] months.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     (d) Clinical trial material shall have a Shelf Life as mutually agreed by the Parties.
     (e) If any Units of commercial Product with Expiration Dating of [ * ] months or less that are purchased by BLS are returned to BLS or not saleable, then BLS may return [ * ] percent ([ * ]%) of such Units of Product to Alexza, and Alexza shall, as promptly as possible, replace such returned Units of Product with Units of the Product with a minimum of [ * ] months Shelf Life without charge; provided that the maximum number of Units of the Product that BLS may return and Alexza is required to replace pursuant to this Section 3.15(e) shall not exceed [ * ] Units.
     3.16 Stability Samples; Retained Samples. Alexza shall, during the Term, take such quantities of quality control stability samples, from batches of Product intended for delivery to BLS, as are required by cGMP and applicable Regulatory Requirements and establish appropriate stability studies, in each case to support the claimed Expiration Dating for the Product delivered to BLS. In addition, Alexza shall retain sufficient number of Units of the Product from each batch for at least [ * ] after the shipment of such batch to BLS or its designee or such longer period required by the applicable Regulatory Requirements for record keeping, testing and regulatory purposes or as specified in the Quality Agreement.
     3.17 Recalls
     (a) Recalls. Alexza and BLS each agree to notify the other within [ * ] if either Party discovers any issue that it reasonably believes could lead to a Product recall, product withdrawal, field correction or other related action (collectively, “Recalls”). If practicable, the Parties shall promptly following notification discuss the plans for a recall, provided that [ * ] shall have [ * ] for determining whether a Recall is necessary, and whether to cease shipping the Product. If [ * ] decides, [ * ], that a Product Recall is necessary, the Parties shall work together to develop and implement a Recall plan. [ * ] shall have the [ * ] on the Recall plan and for determining the nature and urgency of any Product Recall. [ * ] shall have the [ * ] for any and all communications with FDA and other Regulatory Authorities related to any Recall.
     (b) Alexza’s Right to Request A Recall. Alexza shall have the right to request BLS to initiate a Recall of Product that [ * ] from any [ * ] defect in the Product or defect of the Drug or other components of the Product [ * ] by written notice to BLS. In the event a Recall is initiated by BLS pursuant to an Alexza request, the Parties shall work together to develop and implement a Recall plan and effectuate the Recall, [ * ]. [ * ] shall have the [ * ] for any and all communications with FDA and other Regulatory Authorities related to any such Recall.
     (c) Recall Costs and Expenses. All costs and expenses associated with implementing a Recall of a Product in the Territory shall be allocated between Alexza and BLS as follows: (i) In the event, and to the extent, that the Recall arises out of (x) the negligence or willful misconduct of BLS, (y) a material breach of this Agreement by BLS, or (z) the promotion, marketing, distribution or selling of a Product by BLS, then BLS shall bear the costs and expenses of the Recall (including any out-of-pocket expenses reasonably incurred by Alexza in connection with such Recall); (ii) in the event, and to the extent, that the Recall arises out of (x) the negligence or willful misconduct of Alexza, (y) a material breach of this Agreement by Alexza, or (z) the Manufacture of the Product, the Device, Drug or other component of the
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Product, then Alexza shall bear the costs and expenses of the Recall (including any out-of-pocket expenses reasonably incurred by BLS in connection with such Recall); and (iii) in the event, and to the extent, that the Recall does not arise out of any of the circumstances described in clause (i) or (ii) above, then the Parties shall [ * ].
ARTICLE 4
PAYMENT
     4.1 Purchase Price for Clinical Supply. Alexza shall Manufacture and supply the Product and Devices under this Agreement for non-commercial use by BLS for any Additional Indication and sampling or demonstration at a price equal to [ * ] per Unit.
     4.2 Purchase Price for Commercial Supply.
     (a) Based on the assumption of delivery of the Product in Baseline Package Form from the Shipping Point, BLS shall pay to Alexza the applicable price set forth below or in Section 4.2(b), as applicable (the “Transfer Price”) for each Unit of the Product delivered in Baseline Package Form delivered to BLS for commercial sale, based on the total number of Units delivered to BLS in the applicable calendar year until the earlier of Alexza paying the Commercialization [ * ] (as defined in the License Agreement) or it is determined that the Commercialization [ * ] is no longer payable by Alexza:

Transfer Price for
Product delivered in
	Transfer Price for the	excess of the first [ * ]	Transfer Price for
Total Units delivered	first [ * ] Units	Units, but less than or	Product delivered in
per calendar year:	delivered	equal to [ * ] Units	excess of [ * ] Units
Less than or equal to [ * ] Units	$[ * ] per Unit	N/A	N/A
More than [ * ] Units, but less than or equal to [ * ] Units	$[ * ] per Unit	$[ * ] per Unit	N/A
More than [ * ] Units	$[ * ] per Unit	$[ * ] per Unit	$[ * ] per Unit
     (b) After the Commercialization [ * ] is no longer payable by Alexza, BLS shall pay to Alexza the Transfer Price set forth below for each Unit of the Product delivered in Baseline Package Form delivered to BLS for commercial sale, based on the total number of Units delivered to BLS in the applicable calendar year:

Transfer Price for all Product
Total Units delivered per calendar year:	delivered in applicable calendar year:
Less than [ * ] Units	$[ * ] per Unit
More than or equal to [ * ] Units	$[ * ] per Unit
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     (c) The Parties agree that they will negotiate in good faith and agree to a one-time adjustment to the [ * ] under each of the following circumstances:
     (i) As soon as practicable and in any event within [ * ] of receipt of the initial Launch Forecast, the Parties shall review the [ * ] to meet the Purchase Order requirements of BLS. If the assumptions with respect to [ * ] relating to [ * ] discussed by the Parties in establishing the [ * ] are expected to be materially different from the [ * ] that it is expected to [ * ], Alexza shall provide all reasonably available documentation in support of an expected change in [ * ] related to [ * ] and its proposed change to the [ * ], as supported by such documentation.
     (ii) After the [ * ] anniversary of the Initial Launch, if Alexza reasonably expects to sell the Product forecasted in the current Supply Forecast for the [ * ] month period at less than a [ * ] (determined in accordance with the GAAP and in any event excluding in any such calculations all costs associated with its capacity expansion, such as costs of depreciation related to such expansion and any costs paid by [ * ] pursuant to Section 3.9), then, within [ * ] after the [ * ] anniversary of the initial Launch, Alexza may propose a change to the [ * ] in order for Alexza to maintain a [ * ] based on good faith assumption concerning the future volume and sales of the Product and provide BLS with all reasonable documented evidence requested by BLS supporting such [ * ] calculation.
     (d) If BLS elects to participate in funding the implementation of a new Manufacturing plan as set forth in Section 3.12(d) with respect to a percussive device above and fulfills its funding obligations as set forth in Section 3.12(d), then, after the applicable Regulatory Authority approves the use and sale of the Product Manufactured under the new plan and delivered to BLS for commercial sale minus the reduction in Transfer Price BLS may be entitled to as result of its funding pursuant to Section 3.12(d), which reduction as a percentage of the reduction in cost shall be commensurate with BLS’ percentage contribution as measured against the total cost of making the changes necessary to implement such plan.
     (e) For clarity, the applicable Transfer Price as set forth in Sections 4.2(a) and 4.2(b) above shall be based on the total Units delivered for the entire calendar year and shall be adjusted in each calendar year as follows:
     (i) In each calendar year before the aggregate volume of the Product purchased by BLS and its Sublicensees in a calendar year reaches [ * ] Units, the Transfer Price shall be reset at $[ * ] per Unit (as may be adjusted in accordance with the rest of this Section 4.2) for the following calendar year and shall be adjusted during such calendar year in accordance with Section 4.2(a) or 4.2(b).
     (ii) In the calendar year that the aggregate volume of the Product
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

purchased by BLS and its Sublicensees first reaches [ * ] Units, the Transfer Price shall be adjusted down in accordance with Section 4.2(a) or 4.2(b), as the case may be, and the adjusted Transfer Price shall be applied to all Units of the Product purchased or to be purchased in such calendar year. BLS and its Sublicensees shall be entitled to a credit as a result of paying for the Product at the higher Transfer Price during such calendar year, which credit shall be applied to offset the purchase price for all future Units purchased by BLS and its Sublicensees in the following [ * ]. To the extent that the full amount of the credit is not used within [ * ] after such credit becomes available, Alexza shall make a lump sum payment for the remaining balance to BLS and its Sublicensees on or before such [ * ] day. Thereafter, for so long as the number of Units purchased exceeds [ * ] in a calendar year, the Transfer Price for the following year’s purchase shall be reset in accordance with Section 4.2(a) or 4.2(b), as the case may be, based on Supply Forecast submitted by BLS for the following year.
     (f) The Transfer Price set forth in Sections 4.2(a) or 4.2(b) above shall be effective until December 31 in the year of initial Launch, and shall [ * ] each subsequent [ * ] thereafter [ * ], for the [ * ] period ending [ * ] of the [ * ].
     4.3 Prepayment for Validation Lots and Initial Launch Firm Commitment.
     (a) Prior to the commencement of Manufacturing of the Product to be supplied to BLS for commercial sale and after the MS Coordination Committee has adopted a Launch plan, which sets forth the timing for initiating the Manufacturing of` [ * ] validation lots of the Product, with [ * ] Units per lot, to support the Marketing Approval of the Product in the Initial Indication, Alexza shall provide BLS with an invoice for an amount that is equal to the Transfer Price multiplied by [ * ] Units of Product. Alexza shall initiate the Manufacture of the [ * ] validation lots of the Product consistent with the Launch plan adopted by the MS Coordination Committee. If any or all of such [ * ] Units of the Product are returned or not saleable at the Launch, then BLS may return such Units of Product to Alexza at [ * ] cost. Alexza shall replace as promptly as possible such Units of Product with Units of the Product meeting the applicable minimum Shelf Life requirement under Section 3.15 without charge.
     (b) Following the receipt of the Marketing Approval of the Product for the Initial Indication and receipt of BLS’ Purchase Order for the Initial Launch Firm Commitment, Alexza shall provide BLS with an invoice for an amount that is equal to the total [ * ] of the Initial Launch Firm Commitment.
     (c) BLS shall pay invoiced [ * ] amounts set forth in each of Sections 4.3(a) and 4.3(b) within [ * ] after receipt of each such invoice. All such [ * ] amounts shall be [ * ] against the initial Units for commercial sale delivered by Alexza to BLS.
     4.4 Payment Terms for Purchases.
     (a) Invoice and Payment. Except as provided in Section 4.3, Alexza shall invoice BLS in respect of a shipment of the Product at the Transfer Time in an amount equal to the total Transfer Price for the quantity of the Product actually included in such shipment. All payments for Product will be due and payable to Alexza [ * ] after BLS’ receipt of the invoice, unless such
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

shipment is rejected under Section 3.10(d), in which event no payment shall be due for such rejected Product and BLS shall make payment to Alexza: (a) for any replacement Product within [ * ] after BLS accepts the replacement Product; or (b) for such original shipment (after deduction of the number of Units that have been replaced) within [ * ] after a Third Party laboratory, pursuant to Section 3.10(d), confirms that the Product originally delivered complies with the Specifications and not subject to rejection.
     (b) Currency. All references to “Dollars” or “$” means the legal currency of the United States. All payments to be made under this Agreement shall be made in Dollars, unless expressly specified to the contrary herein.
     (c) Late Payments. Any payments or portions thereof due hereunder which are not paid when due shall bear interest equal to the prime rate as reported by the Federal Reserves of the United States at http://www.federalreserve.gov/Releases/H15/Update/, on the date such payment is due, plus an additional [ * ] percent ([ * ]%) per [ * ] calculated on the number of days such payment is delinquent.
ARTICLE 5
SECURITY OF SUPPLY
     5.1 Risk Mitigation Plan. BLS understands and acknowledges that Alexza does not currently Manufacture all components of the Product but instead works with one or more Approved Suppliers to obtain certain components necessary to Manufacture the Product and is bound by the terms of the agreements with suppliers, including Approved Suppliers. Alexza shall prepare, develop and adopt within [ * ] of the Effective Date a risk mitigation plan to reasonably ensure its ability to meet the BLS requirements for Products under the terms of this Agreement and to ensure its ability to respond to potential catastrophic events. Alexza shall consult with and reasonably consider BLS’ input in finalizing such risk mitigation plan. In any event, Alexza shall use Commercially Reasonable Efforts to (a) minimize any supplier delays or disruptions, (b) implement appropriate measures to respond to potential catastrophic events and (c) promptly implement such risk mitigation plan and comply with it during the term of this Agreement. The MS Coordination Committee shall conduct annual review and assessment of the risk mitigation plan and the implementation and compliance thereof.
     5.2 Allocation. If Alexza experiences a shortage of Product and is unable to supply the full quantity of Product ordered pursuant to this Agreement, Alexza shall allocate such available Product based on [ * ] allocation of Product based on [ * ] (i.e., reasonably estimated [ * ]) of [ * ] of [ * ] for Product; provided that in any event [ * ] shall [ * ] receiving the Product [ * ] with respect to available Product. Alexza shall work with BLS to meet BLS’ supply needs for Product during the period that any Product shortage conditions exist.
     5.3 Cooperation. In the event Alexza determines that shortage conditions will occur, or in the event of a Force Majeure (including supplier delay that gives rise to shortage conditions), Alexza will promptly notify BLS of such conditions and the Parties shall discuss in good faith appropriate mechanisms to address such shortage conditions.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     5.4 Back-up Manufacturing. At any time after the first [ * ] months following Launch, if either (i) for a [ * ]-month period, Alexza fails to meet at least [ * ] percent ([ * ]%) of its aggregate supply obligation in Article 2 for such [ * ] month] period or (ii) in such month when it becomes mathematically impossible, based on (x) shortfalls in deliveries by Alexza in successive preceding months for Alexza and (y) the outstanding Purchase Orders and Supply Forecast, for Alexza to avoid the event specified in clause (i) above, then [ * ]. For clarity, in calculating what percentage of Alexza’s supply obligation has been met, (A) only Units of the Product that have been received and not rejected by BLS pursuant to Section 3.10(d) shall be included (B) any quantity of shortfall that is delivered later than [ * ] after the Delivery Date shall not constitute quantity of Product delivered (i.e. shall be excluded from the numerator in the calculation) and (C) any quantity not fulfilled in accordance with this Agreement shall be included in calculating Alexza’s supply obligation (i.e. included in the denominator in the calculation). Upon a [ * ], BLS shall have the right, within [ * ] after such [ * ] upon written notice to Alexza, to elect to make or have made the Product (including the Device and other components of the Product). Within [ * ] after BLS’ notice to Alexza, the Parties shall agree upon a transition plan to minimize any disruption to the supply of the Product. The transition plan shall include a mutually agreed-upon schedule for transition activities. To enable exercise of the Manufacturing rights under this Section 5.4 upon a [ * ], Alexza agrees [ * ], to provide one (1) Third Party Manufacturer designated by BLS with technical assistance in the manner set forth in Section 10.4(f).
     5.5 Additional Manufacturing. At any time after a calendar year in which the number of Units purchased by BLS and its Sublicensees exceeds [ * ] Units or earlier if the Parties agree pursuant to Section 2.3, BLS shall have a right, upon written notification to Alexza, to elect to have a Third Party manufacturer that is selected by Alexza and reasonably acceptable to BLS, qualified to Manufacture the Product (an “Additional Manufacturer”). Alexza shall thereafter prepare an estimated budget and implementation plan for approval by BLS to enable such Third Party to Manufacture the Product. Upon approval of the implementation plan and budget, Alexza shall enter into an agreement with such Third Party Manufacturer to conduct transition activities pursuant to the transition plan and in compliance with Section 10.4(f) to sublicense and otherwise enable the Third Party Manufacturer to Manufacture the Product. All costs and expenses in engaging and qualifying the Third Party Manufacturer in accordance with the implementation plan (including capital equipment costs) shall be borne by [ * ] unless the Parties and/or such Third Party Manufacturer agree otherwise. The agreement with the Third Party Manufacturer shall provide that upon the occurrence of [ * ] the agreement shall be [ * ], [ * ] and [ * ] any and all [ * ] of [ * ] prior to [ * ]. Following completion of the qualification of such Third Party Manufacturer in accordance with the agreed upon implementation plan, [ * ] shall [ * ] the costs and expenses of any annual maintenance for maintaining the capabilities of the Third Party Manufacturer in accordance with the implementation plan until, [ * ], [ * ] starts to use such Third Party Manufacturer to Manufacture the Product, in which case, [ * ] shall [ * ] all costs and expenses of such annual maintenance, unless the Parties and such Third Party Manufacturer agree otherwise. With BLS’ prior approval, which shall not be unreasonably withheld or delayed, but conditioned upon the Parties’ reaching an agreement on how to compensate BLS for its costs and expenses incurred in engaging and qualifying the Third Party Manufacturer, Alexza may use such Third Party Manufacturer to Manufacture and supply a portion or the entire Product ordered by BLS. With BLS’ prior approval, [ * ], and conditioned upon the Parties’ reaching an agreement on how to compensate BLS for its costs and
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

expenses incurred in engaging and qualifying the Third Party Manufacturer, Alexza may access BLS or the Third Party Manufacturer for Manufacture of the Product for use outside of the Field in the Territory or outside of the Territory. Notwithstanding the foregoing, Alexza shall consider in good faith whether BLS should be chosen pursuant to this Section 5.5 as the “Additional Manufacturer” instead of the Third Party Manufacturer.
     5.6 Implementation and Transition. In the event that BLS or a Third Party Manufacturer shall have the rights to Manufacture the Product pursuant to Section 5.4 or Section 5.5, the Parties shall conduct transition activities pursuant to the transition plan and in compliance with Section 10.4(f). In addition, Alexza shall use Commercially Reasonable Efforts to supply BLS and its Sublicensees with their requirements of the Product, pursuant to this Agreement until such time as BLS or a Third Party Manufacturer engaged by BLS is capable of supplying the Product.
     5.7 Third Party Suppliers. Alexza shall use Commercially Reasonable Efforts to obtain the consent of Third Party suppliers of the Materials for the Product to provide, upon the exercise of BLS’ rights under Section 5.4 or Section 5.5, BLS or a Third Party Manufacturer with the right to receive such Materials on the same terms as that in effect for Alexza for use with the Manufacture of the Product for use and sale in the Field in the Territory. In addition, with respect to [ * ], Alexza shall use such Commercially Reasonable Efforts to obtain such consent not later than the date of the [ * ]. If Alexza is unable to obtain consent from [ * ] reasonably acceptable to BLS, BLS and Alexza shall thereafter jointly proceed with efforts to obtain such consent. If no consent is obtained, Alexza agrees to [ * ] thereafter [ * ] permitting [ * ] to Manufacture and supply the [ * ] for BLS or its designated Third Party Manufacturer and to [ * ] license under Alexza Technology (as defined in the License Agreement) to permit [ * ] to Manufacture and supply the [ * ] to BLS or its designated Third Party Manufacturer upon notice from BLS of a [ * ] under this Agreement. For clarity, the rights in the [ * ] consent may only be exercised by BLS upon a [ * ] or upon use of a Third Party Manufacturer in accordance with Section 5.5. In addition, Alexza shall notify the MS Coordination Committee prior to terminating any Material Supply Agreement. Further, Alexza shall notify BLS immediately upon its receipt of any written notice from any Approved Supplier relating to Alexza’s breach or such Approved Supplier’s exercise of its termination right under the applicable Material Supply Agreement and shall assist BLS in obtaining the right to continue such Material Supply Agreement.
ARTICLE 6
REPRESENTATIONS, WARRANTIES AND COVENANTS
     6.1 Mutual Representations, Warranties and Covenants. Each Party hereby represents, warrants and covenants to the other Party as of the Effective Date as follows:
     (a) The execution, delivery, and performance of this Agreement have been duly authorized by all necessary actions;
     (b) This Agreement constitutes a valid obligation of such Party and is binding and
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

enforceable against such Party in accordance with the terms hereof;
     (c) Such Party has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and there is no contractual restriction or obligation binding on such Party which would be materially contravened by execution and delivery of this Agreement or by the performance or observance of its terms;
     (d) Such Party is not currently using, and will not in the future use, in any capacity, in connection with the performance of its duties or obligations hereunder, the services of any person or entity debarred or subject to debarment under 21 U.S.C. §335a or otherwise disqualified or suspended from performing services or otherwise subject to any restrictions or sanctions by the FDA or any other Regulatory Authority or professional body (a “Debarred Entity”). Such Party is not and, during the term of this Agreement, shall not be a Debarred Entity. Such Party shall immediately notify the other Party in writing if either such Party or any person or entity who is performing services on its behalf hereunder is or becomes a Debarred Entity or if any action, claim, investigation, or other legal or administrative proceeding is pending or, to the best of such Party’s knowledge, threatened, that would make the other Party or any person or entity performing services hereunder a Debarred Entity or would preclude the other Party from performing its obligations under this Agreement;
     (e) Such Party will not take or permit its Affiliates, licensees, Sublicensees or Distributors to take, any action to make the Product unfit for commerce under any Regulatory Requirements in any countries in the Territory where the Product is approved for sale (including, but not limited to, not being adulterated or misbranded as defined under the FD&C Act or becoming an article that may not, under the FD&C Act, be introduced into interstate commerce); and
     (f) Such Party will not use any patent, trademark, copyright or other intellectual property rights or Confidential Information of a Third Party in performing its obligations and exercising its rights hereunder to which it does not own or does not possess a license.
     6.2 Product Warranties. Alexza represents, warrants and covenants that the Product supplied to BLS at the Transfer Time:
     (a) will comply with the Specifications;
     (b) will be Manufactured and stored in compliance with Regulatory Requirements;
     (c) will not be unfit for commerce under any Regulatory Requirements in any countries in the Territory where the Product is approved for sale (including, but not limited to, not being adulterated or misbranded as defined under the FD&C Act or an article that may not, under the FD&C Act, be introduced into interstate commerce);
     (d) will have no material defect in workmanship;
     (e) will have such minimum Shelf Life as required under Section 3.15 of this Agreement; and
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     (f) assuming payment in full by BLS, will be free and clear of all security interests, liens and other encumbrances of any kind or character.
     6.3 Replacement. In the event of a breach of a warranty pursuant to Section 6.2, Alexza shall bear all costs, including transportation costs, in connection with the replacement of any Nonconforming Product. Alexza shall have the right to inspect defective Product to determine the validity of warranty claims under Section 6.2 and in compliance with all Regulatory Requirements; provided that such inspection or determination does not delay Alexza’s replacing the Product. [ * ]
     6.4 Additional Representations, Warranties and Covenants of Alexza.
     (a) To the Best of its Knowledge, the Manufacturing of the Product does not infringe any patent right of a Third Party or constitute a misappropriation of any trade secret of any Third Party. “Best of its Knowledge” means, as applied to Alexza, that [ * ] know, [ * ] a particular fact or other matter.
     (b) Alexza shall prepare, process, assemble, test, package, label, store, handle, release, deliver and otherwise Manufacture the Product, including inspecting and conducting all necessary analysis with respect to the each component, Drug and other Materials prior to incorporating them into the Product to comply with the Specifications, the Quality Agreement, this Agreement and in compliance with all Applicable Laws and Regulatory Requirements.
     (c) The Product will be Manufactured, tested, packaged, labeled and stored prior to delivery at the Approved Facilities, which are and shall remain, for the term of this Agreement, registered with the FDA and in compliance with Section 3.7.
     (d) Exhibit A sets forth a true and complete list of all agreements with Approved Suppliers (the “Material Supply Agreements”). Alexza has provided or made available true and complete copies of the Material Supply Agreements in effect as of the Effective Date. Alexza is not in breach or default under such Material Supply Agreements in any material respect. Alexza has not waived or allowed to lapse or terminate any of its rights under such Material Supply Agreements.
     6.5 Warranty Limitations or Disclaimers. THE WARRANTIES, LIMITATIONS AND DISCLAIMERS DESCRIBED IN THIS ARTICLE 6 ARE EXCLUSIVE AND SUPERSEDE ANY OTHER WARRANTY LIMITATIONS AND DISCLAIMERS GIVEN BY EITHER PARTY, WHETHER WRITTEN OR ORAL. EXCEPT FOR THE EXPRESS WARRANTIES IN SECTIONS 6.1, 6.2 AND 6.4 OF THIS AGREEMENT, ALEXZA MAKES NO WARRANTIES OF ANY KIND WITH RESPECT TO THE PRODUCT OR ANY COMPONENT THEREOF, WHETHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OF FITNESS FOR A PARTICULAR PURPOSE, OR ANY IMPLIED WARRANTIES ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING, OR USAGE OF TRADE. BLS SHALL NOT MAKE ANY REPRESENTATION OR WARRANTY ON BEHALF OF ALEXZA THAT EXCEEDS THE EXPRESS WARRANTIES IN SECTIONS 6.1, 6.2 AND 6.4 OF THIS AGREEMENT. NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

HEREIN SHALL LIMIT OR OTHERWISE SUPERSEDE THE REPRESENTATIONS AND WARRANTIES GIVEN BY EITHER PARTY UNDER THE LICENSE AGREEMENT; PROVIDED, HOWEVER, THAT ANY BREACH OF THOSE REPRESENTATIONS AND WARRANTIES SHALL BE GOVERNED BY THE LICENSE AGREEMENT.
ARTICLE 7
INTELLECTUAL PROPERTY
     7.1 Existing Intellectual Property. Each Party shall retain all rights, except to the extent licensed to the other Party pursuant to the License Agreement, in all intellectual property rights owned or controlled by such Party prior to the Effective Date or developed or acquired by such Party during the term of this Agreement.
     7.2 New Intellectual Property. All inventions made under this Agreement shall be deemed made under the License Agreement and subject to the provisions of ownership and licenses set forth under the License Agreement.
ARTICLE 8
CONFIDENTIALITY
     8.1 Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed to in writing by the Parties, the Parties agree that the receiving Party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any confidential or proprietary information and materials, patentable or otherwise, in any form (written, oral, photographic, electronic, visual or otherwise) which is disclosed to it by the other Party (the “Disclosing Party”) including, but not limited to, all information concerning the Device and/or Product, information disclosed by one Party to the other pursuant to the Confidentiality Agreement and any other technical or business information of whatever nature (collectively, “Confidential Information”).
     8.2 Exceptions. Notwithstanding Section 8.1 above, the obligations of confidentiality and non use shall not apply to Confidential Information that, in each case as demonstrated by competent evidence:
     (a) was already known to the Receiving Party or any of its Affiliates, other than under an obligation of confidentiality, at the time of disclosure;
     (b) was generally available to the public or was otherwise part of the public domain at the time of its disclosure to the Receiving Party;
     (c) became generally available to the public or otherwise part of the public domain after its disclosure by the Disclosing Party and other than through any act or omission of the Receiving Party or any of its Affiliates in breach of this Agreement;
     (d) was subsequently lawfully disclosed to the Receiving Party or any of its Affiliates
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

by a Person other than the Disclosing Party, and who, to the best knowledge of the Receiving Party, did not directly or indirectly receive such information directly or indirectly from the Disclosing Party under an obligation of confidence; or
     (e) was developed by the Receiving Party or its Affiliate without use of or reference to any proprietary information or materials disclosed by the Disclosing Party.
     8.3 Permitted Disclosures. Notwithstanding the provisions of Section 8.1, each Party may disclose Confidential Information belonging to the other Party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:
     (a) filing or prosecuting Patents as permitted by this Agreement;
     (b) prosecuting or defending litigation as permitted by this Agreement;
     (c) complying with applicable court orders or governmental regulations; and
     (d) disclosure to Third Parties in connection with due diligence or similar investigations by or on behalf of a Third Party in connection with a potential license to, distribution agreement with or collaboration with such Third Party (including entry into any such agreement), or a potential merger or acquisition by such Third Party, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by similar terms of confidentiality and non-use at least as stringent as those set forth in this ARTICLE 8.
     Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 8.3(b) or 8.3(c), it shall, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such Party would use to protect its own confidential information, but in no event less than reasonable efforts; provided that any Confidential Information so disclosed shall still be subject to the restrictions on use set forth in this ARTICLE 8. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.
     8.4 Confidentiality of this Agreement and its Terms. Except as otherwise provided in this ARTICLE 8, each Party agrees not to disclose to any Third Party the existence of this Agreement or the terms of this Agreement without the prior written consent of the other Party hereto, except that each Party may disclose the terms of this Agreement that are not otherwise made public as contemplated by Section 8.5 below and as permitted under Section 8.3.
     8.5 Public Announcements.
     (a) As soon as practicable following the Effective Date hereof, the Parties shall each issue a mutually agreed to press release announcing the existence of this Agreement substantially in the applicable form attached to the License Agreement as Exhibit 8.5(a). Except as required by law (including, without limitation, disclosure requirements of the U.S. Securities and Exchange Commission (“SEC”), the NASDAQ stock exchange or any other stock exchange on
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

which securities issued by a Party or its Affiliates are traded), neither Party shall make any other public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld or delayed; provided that it shall not be unreasonable for a Party to withhold consent with respect to any public announcement containing any of such Party’s Confidential Information. In the event of a required public announcement, to the extent practicable under the circumstances, the Party making such announcement shall provide the other Party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text.
     (b) The Parties shall coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with the SEC, the NASDAQ stock exchange or any other stock exchange or governmental agency on which securities issued by a Party or its Affiliate are traded, and each Party shall use reasonable efforts to seek confidential treatment for the terms proposed to be redacted; provided that each Party shall ultimately retain control over what information to disclose to the SEC, the NASDAQ stock exchange or any other stock exchange or governmental agency, as the case may be, and provided further that the Parties shall use their reasonable efforts to file redacted versions with any governing bodies which are consistent with redacted versions previously filed with any other governing bodies. Other than such obligation, neither Party (nor its Affiliates) shall be obligated to consult with or obtain approval from the other Party with respect to any filings to the SEC, the NASDAQ stock exchange or any other stock exchange or governmental agency.
     8.6 Publication of the Product Information. Publication of any non-public scientific or technical information with respect to any Inventions or the Product shall be subject to prior review as follows: (a) at least [ * ] prior to submission of an original manuscript for publication, (b) at least [ * ] prior to abstract submission for poster or podium presentation, or (c) at least [ * ] prior to an oral or poster presentation, as the case may be, each Party shall provide to the other Party a draft copy thereof for such other Party’s review (unless such Party is required by law to publish such information sooner, in which case such Party shall provide such draft copy to the other Party as much in advance of such publication as possible). The publishing Party shall consider in good faith any comments provided by the other Party during such time period. In addition, the publishing Party shall, at the other Party’s reasonable request, remove therefrom any Confidential Information of such other Party. This Section 8.6 shall not apply to those publications listed as “ongoing” in the Pre-Commercialization Transition Plan as well as abstracts accepted for presentation and their associated posters listed in the Pre-Commercialization Transition Plan which Alexza has delivered to BLS. Publications listed as “planned” in the Pre-Commercialization Transition Plan as well as other future publications yet to be determined shall not be published without the prior approval of the other Party, which approval shall not be unreasonably withheld. The contribution of each Party shall be noted in all publications or presentations by acknowledgment or co-authorship, whichever is appropriate.
     8.7 Prior Non-Disclosure Agreements. As of the Effective Date, the terms of this Article 8 shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties (or their Affiliates) except the License Agreement dealing with the subject of this Agreement, including without limitation the Confidentiality Agreement. Any information disclosed under such prior agreements shall be deemed disclosed under this Agreement and the
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

License Agreement.
ARTICLE 9
INDEMNIFICATION
     9.1 Indemnification by BLS. BLS shall indemnify and hold harmless each of Alexza and its Affiliates, and the directors, officers, shareholders and employees of such entities and the successors and assigns of any of the foregoing (the “Alexza Indemnitees”), from and against any and all losses, liabilities, damages, penalties, fines, costs and expenses (including reasonable attorneys’ fees and other expenses of litigation) (“Losses”) from any claims, actions, suits or proceedings brought by a Third Party (a “Third Party Claim”) incurred by any Alexza Indemnitee, arising from, or occurring as a result of: (a) gross negligence or willful misconduct of BLS, its Affiliates, Sublicensees, Distributors or other subcontractors; and (b) any material breach of any representations, warranties or covenants by BLS under this Agreement , except to the extent such Third Party Claims fall within the scope of the indemnification obligations of Alexza set forth in Section 9.1(a) or (b).
     9.2 Indemnification by Alexza. Alexza shall indemnify and hold harmless each of BLS and its Affiliates and the directors, officers, shareholders, employees and agents of such entities and the successors and assigns of any of the foregoing (the “BLS Indemnitees”), from and against any and all Losses from any Third Party Claims incurred by any BLS Indemnitee, arising from, or occurring as a result of: (a) gross negligence or willful misconduct of Alexza or its Affiliates, licensees or subcontractors; and (b) any material breach of any representations, warranties or covenants by Alexza under this Agreement, except to the extent such Third Party Claims fall within the scope of the indemnification obligations of BLS set forth in Section 9.1(a), or (b).
     9.3 Indemnification Procedures. A Party that intends to claim indemnification under this Article 9 (the “Indemnitee”) shall promptly notify the indemnifying Party (the “Indemnitor”) in writing of any Third Party Claim, in respect of which the Indemnitee intends to claim such indemnification. The Indemnitee shall provide the Indemnitor with reasonable assistance, at the Indemnitor’s expense, in connection with the defense of the Third Party Claim for which indemnity is being sought. The Indemnitee may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the Indemnitor shall have the right to assume and conduct the defense of the Third Party Claim with counsel of its choice. The Indemnitor shall not settle any Third Party Claim without the prior written consent of the Indemnitee, not to be unreasonably withheld, unless the settlement involves only the payment of money. So long as the Indemnitor is actively defending the Claim in good faith, the Indemnitee shall not settle any such Third Party Claim without the prior written consent of the Indemnitor. If the Indemnitor does not assume and conduct the defense of the Third Party Claim as provided above, (a) the Indemnitee may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner the Indemnitee may deem reasonably appropriate (and the Indemnitee need not consult with, or obtain any consent from, the Indemnitor in connection therewith), and (b) the Indemnitor shall remain responsible to indemnify the Indemnitee as provided in this Article 9. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

action with respect to a Third Party Claim shall only relieve the Indemnitor of its indemnification obligations under this Article 9, if and to the extent the Indemnitor is actually prejudiced thereby.
     9.4 Survival of Indemnification Obligations. The provisions of this Article 9 shall survive the termination or expiration of this Agreement.
     9.5 Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE 8 AND INDEMNIFICATION OBLIGATIONS UNDER THIS ARTICLE 9, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE TOTAL AGGREGATE LIABILITY OF ALEXZA UNDER THIS AGREEMENT RESULTING FROM A FAILURE TO SUPPLY THE PRODUCT SHALL NOT EXCEED $[ * ]; PROVIDED THAT THE FOREGOING CAP SHALL NOT APPLY TO ANY BREACH BY ALEXZA OF ITS OBLIGATIONS UNDER THIS AGREEMENT (INCLUDING ITS OBLIGATIONS TO ALLOCATE THE PRODUCT TO BLS PURSUANT TO SECTION 5.2) OTHER THAN ITS FAILURE TO SUPPLY THE PRODUCT IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT.
     9.6 Insurance. Each Party, at its own expense, shall maintain product liability and other appropriate insurance (including D&O insurance) with an insurance carrier that has a minimum rating of AM best A-7 in an amount consistent with industry standards for a company in a similar position to such Party during the Term, which shall include, but not be limited to, (i) product liability insurance in the minimum amount of $[ * ] per occurrence and in the aggregate and (ii) general liability insurance in the minimum amount of $[ * ] in the aggregate (during the time when either Party conducts human clinical trials using the Product and/or commercializes the Product) and $[ * ] umbrella coverage. In addition, Product liability insurance shall be maintained at the same level for not less than [ * ] years after expiration or earlier termination of this Agreement. Clinical trial insurance shall only be required to be maintained at the same level for [ * ] after the last clinical trial conducted by the applicable Party for the Product. Each Party shall provide the other Party with written notice at least [ * ] prior to any cancellation, nonrenewal or material change in the insurance described in clauses (i) and (ii) above and shall name the other Party as an additional insured with respect to such insurance. Each Party shall provide a certificate of insurance evidencing such coverage to the other Party upon request. Each Party shall provide a certificate of insurance evidencing its D&O insurance annually. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 9.
ARTICLE 10
TERM
     10.1 Term. This Agreement shall become effective upon the Effective Date and shall
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

remain in full force and effect for the duration of the Royalty Term (as such term is defined under the License Agreement), unless earlier terminated pursuant to Section 10.2 below (the “Term”). The Parties may extend the term of this Agreement by mutual agreement pursuant to Section 10.4(f)(i).
     10.2 Termination.
     (a) Mutual Agreement. This Agreement may be terminated in its entirety at any time upon mutual written agreement between the Parties.
     (b) Material Breach. Either Party may terminate this Agreement at any time upon written notice to the other Party if the other Party is in material default or breach of this Agreement and such material default or breach is not cured within [ * ] ([ * ] in the case of a Party’s failure to pay any undisputed amounts due hereunder) after written notice thereof is delivered to the defaulting or breaching Party.
     (c) Bankruptcy. This Agreement may be terminated in its entirety by a Party upon the bankruptcy or insolvency of, or the filing of an action to commence insolvency proceedings against the other Party, or the making or seeking to make or arrange an assignment for the benefit of creditors of the other Party, or the initiation of proceedings in voluntary or involuntary bankruptcy, or the appointment of a receiver or trustee of such Party’s property that is not discharged within [ * ].
     (d) Termination of the License Agreement. This Agreement shall be terminated in its entirety upon termination of the License Agreement.
     (e) Termination for Failure Event. This Agreement may be terminated by BLS in its entirety upon [ * ] written notice following a Failure Event, if such Failure Event is not cured by Alexza within such [ * ] notice period.
     (f) Force Majeure. This Agreement may be terminated in its entirety as a result of the occurrence of a Force Majeure Event pursuant to Section 11.4(c).
     10.3 No Waiver. The termination or expiration of this Agreement, as the case may be, shall not act as a waiver of any breach of this Agreement and shall not act as a release of either Party from any liability or obligation incurred under this Agreement through the date of such termination or expiration, including payments due Alexza pursuant to this Agreement.
     10.4 Consequences of Termination.
     (a) The License Agreement. Upon expiration or termination of this Agreement for any reason (other than pursuant to Section 10.2(d)), the License Agreement shall remain in full force and effect.
     (b) Cumulative Remedies. Except as expressly stated otherwise herein and Section 13.1 of the License Agreement as it is applied to Section 10.5 of this Agreement, remedies hereunder are cumulative, and nothing in this Agreement shall prevent either Party, in the case of
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

a breach, from not terminating this Agreement and seeking to enforce its rights hereunder.
     (c) Return of Confidential Information. Upon expiration or termination of this Agreement in its entirety, unless otherwise directed by BLS, Alexza shall promptly return all BLS Confidential Information to BLS, except for a single copy and/or sample for documentation purposes only. Upon expiration or termination of this Agreement in its entirety, unless otherwise directed by Alexza and subject to Section 10.4(f), BLS shall promptly return all Alexza Confidential Information to Alexza, except for a single copy and/or sample to be retained for documentation purposes only.
     (d) Accrued Obligations. Except as set forth herein, any termination or expiration of this Agreement shall not relieve either Party of any obligation which has accrued prior to the effective date of such termination or expiration, which obligations shall remain in full force and effect for the period provided therein.
     (e) Remedies. Termination of this Agreement in accordance with and fulfillment of all obligations set forth in this Article 10 shall not affect any other rights or remedies that may be available to a Party in law or equity.
     (f) Technical Assistance.
     (i) Prior to the expiration of this Agreement or effective date of any termination or termination of this Agreement by BLS under Section 10.2(b), 10.2(c), 10.2(e) or 10.2(f), the Parties shall negotiate in good faith a new supply agreement. In the event the Parties cannot enter into a new supply agreement prior to the expiration or termination of this Agreement, the Parties shall agree upon a transition plan to minimize any disruption to the supply of the Product. The transition plan shall include a mutually agreed-upon schedule for transition activities, under which Alexza shall transfer Manufacturing-related Alexza Know-How [ * ].
     (ii) If BLS elects to Manufacture or have Manufactured the Product pursuant to Section 5.4 or Section 5.5 above or as a result of termination by BLS pursuant to Section 10.2(b), 10.2(c), 10.2 (e) or 10.2(f), to the extent that a Third Party Manufacturer has not been previously qualified or it is required to be re-qualified, Alexza shall, [ * ], make available personnel with the knowledge and experience required to transfer to BLS or the Third Party Manufacturer (or a Third Party designated by BLS if no Third Party Manufacturer has been previously qualified) all Alexza Know-How, including Alexza’s DMF(s), required to establish Manufacturing capability and take all necessary action reasonably required to allow BLS to Manufacture or have Manufactured the Product in conformance with all Regulatory Requirements and the Specifications. Alexza Know-How shall be provided based upon the principle of avoiding supply disruption and Alexza shall provide or cause to be provided to BLS or the Third Party Manufacturer with any then-existing documentation, technical information and other Alexza Know-How, in a form and format useable by BLS, that are necessary for the Manufacture of the Product (including components of the Product). Such documentation, technical information and other Alexza Know-How shall include: (a) copies of flow charts of the Manufacturing procedures and work instructions related to Manufacturing the Product, (b) a list of all
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

equipment, including the source of the equipment, utilized in the production of the Product, (c) copies of all current Specifications for the Product, (d) copies of all standard operating procedures for the Manufacturing procedures to be transferred, (e) all environmental conditions necessary to Manufacture the Product and copies of any existing external environmental impact studies based on the materials or methods employed in the Manufacturing method to be transferred, and (f) such other documentation as the Parties may mutually agree, in each case of the foregoing subsections (a) through (f), that are necessary to Manufacture the Device and Product.
     (iii) Alexza shall assign that portion of its supply agreements with Approved Suppliers related to the Product in the Field in the Territory to BLS and upon BLS’ request, assign that portion of its supply agreements with other suppliers with respect to the portion related to the Product in the Field in the Territory. If prior consent of any Approved Suppliers is required and such consent has not been obtained notwithstanding Alexza’s efforts in accordance with Section 5.7, Alexza shall continue to purchase the applicable Material from such Approved Supplier on behalf of BLS and in accordance with BLS’ instructions.
     (iv) In addition, Alexza shall use Commercially Reasonable Efforts to supply BLS and its Sublicensees with their requirements of the Product, pursuant to this Agreement, until the earlier of (A) the [ * ] of the expiration or the effective date of termination, or (B) such time as BLS or its Third Party Manufacturer is capable of reasonably supplying the Product.
     (g) Outstanding Purchase Order. Except in cases of the termination of this Agreement for a Force Majeure Event or as otherwise expressly set forth in this Agreement, the termination of this Agreement shall not affect Purchase Orders placed by BLS and accepted by Alexza at the time that the notice of termination is given and until the time any such termination becomes effective. Upon receipt of the notice of termination, Alexza shall immediately suspend and cause to be suspended all Manufacturing activities hereunder except the activities for fulfilling BLS’ outstanding Purchase Orders. Except for its obligation to make payment with respect to such outstanding Purchase Orders, BLS shall have no liability to Alexza for any costs that Alexza may have incurred (or to which Alexza may have committed) in connection with Materials used by Alexza in Manufacturing the Product prior to the effectiveness of any notice of termination by BLS. After its delivery of the termination notice, BLS shall have no obligation to submit any additional Supply Forecast or Purchase Order.
     10.5 Effects of Termination as A Result of Termination of the License Agreement under Certain Circumstances. Upon the [ * ] termination of this Agreement pursuant to Section 10.2(d) as a result of the termination of the License Agreement by [ * ] under Section 12.3(a) of the License Agreement or termination by Alexza under Section 12.2(b) of the License Agreement, the following shall apply:
     (a) [ * ] for documented expenses for the following :
     (i) all Expenses (as defined in the License Agreement) to [ * ] or [ * ]
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

and other [ * ] and [ * ] to [ * ] to [ * ] or to [ * ] in order to comply with applicable Regulatory Requirements for use by Alexza or its licensees;
     (ii) all Expenses to modify (or replace, if replacement is the only feasible option) [ * ] to [ * ] to [ * ] and any other [ * ] (and not otherwise used by Alexza) on the Product;
     (iii) [ * ] costs and expenses associated with [ * ] in the [ * ] that have been [ * ] within [ * ] after the effective date of the BLS termination notice;
     (iv) prior to the Marketing Approval in the Initial Indication, all [ * ] of the [ * ] by BLS pursuant to this Agreement and all [ * ] for [ * ] to fulfill the initial launch order by BLS (and not otherwise used) or otherwise included in Product and [ * ] related to the foregoing; and
     (v) after the Marketing Approval in the Initial Indication, payment for the [ * ] portion of the [ * ] that is operative at the time of delivery of the termination notice; provided that unless BLS requests a cancellation of such [ * ], Alexza shall deliver to BLS the quantities of the Product for such [ * ] in accordance with this Agreement;
     (b) For clarity, no mark-up shall apply to Expenses incurred with respect to payments hereunder, payments made under one subsection shall not be required if such costs and expenses would also be included in another one of the foregoing subsections and BLS shall not be required to make payment at termination if it has made such payment pursuant to other Sections of this Agreement. Moreover, the foregoing list shall not relieve Alexza of its obligation to mitigate damages. The total amount subject to reimbursement by BLS set forth in subsections (a)(i)-(v) above, together with the total amount that BLS is responsible for under Section [ * ] of the License Agreement shall not exceed the higher of (Y) $[ * ] or (Z) the total purchase price (i.e., the number of Units multiplied by the applicable Transfer Price for the binding portion of the Supply Forecast) for canceled Product at the time of notice of termination. For clarity, once the total amount of reimbursement payments reaches the maximum amount determined in accordance with the foregoing sentence, no reimbursement for other items set forth in Section 10.5(a) shall be allowed.
     (c) Except as otherwise set forth above, [ * ] obligation to reimburse Expenses submitted pursuant to Section 10.5(a) shall terminate within [ * ] after the effective date of [ * ] notice of termination. In any event, [ * ] shall be afforded the right and reasonable access to audit the amounts subject to reimbursement hereunder, which right shall expire [ * ] after the expiration of the [ * ] reimbursement period.
     10.6 Survival. The terms of Sections [ * ] and [ * ], Articles [ * ] and [ * ] and, with respect to the Product Manufactured and supplied to BLS prior to the effective date of the termination of this Agreement, Sections [ * ] and [ * ] shall survive any termination or expiration of this Agreement.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE 11
MISCELLANEOUS
     11.1 Notices. Any notice or communication required or permitted under this Agreement shall be in writing in the English language, delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by internationally-recognized courier or sent by registered or certified mail, postage prepaid to the following addresses of the Parties (or such other address for a Party as may be at any time thereafter specified by like notice):

To Alexza:	To BLS:

Alexza Pharmaceuticals, Inc.	Biovail Laboratories International SRL
2091 Stierlin Court	Welches, Christ Church
Mountain View, CA 94043	Barbados WI, BB17154
Telephone: + 1-650-944-7000	Telephone: +1-246-418-6411
Facsimile: + 1-650-944-7988	Facsimile: +1-246-437-7085
Attention: Chief Executive Officer	Attention: Chief Operating Officer

with a copy to:	with a copy to:

Cooley Godward Kronish LLP	Biovail Corporation
3175 Hanover St.	7150 Mississauga Road, Mississauga,
Palo Alto, CA 94306	Ontario, Canada, L5N 8M5
Telephone: +1-650-843-5000	Telephone: + (905) 286-3186
Facsimile: +1-650-843-4000	Facsimile: + (905) 286-3370
Attention: Glen Y. Sato	Attention: Vice-President, Associate
General Counsel
     Any such notice shall be deemed to have been given (a) when delivered if personally delivered; (b) on the next Business Day after dispatch if sent by confirmed facsimile or by internationally-recognized overnight courier; and/or (c) on the fifth (5th) Business Day following the date of mailing if sent by mail or other internationally-recognized courier.
     11.2 Entire Agreement. This Agreement (including the Quality Agreement and Exhibits attached hereto and any letter delivering information referenced herein), together with the provisions of the License Agreement explicitly referenced to, constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes and cancels all previous express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect of the subject matter hereof. Each of the Parties acknowledges and agrees that in entering into this Agreement, and the documents referred to in it, it does not rely on, and shall have no remedy in respect of, any statement, representation, warranty or understanding (whether negligently or innocently made) of any person (whether party to this Agreement or not) other than as expressly set out in this Agreement or the License Agreement.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Nothing in this clause shall, however, operate to limit or exclude any liability for fraud.
     11.3 Assignment. This Agreement shall not be assignable or otherwise transferred, nor may any rights or obligations hereunder be assigned or transferred, by either Party to any Third Party without the prior written consent of the other Party; except that either Party may assign or otherwise transfer this Agreement without the consent of the other Party to an entity that acquires all or substantially all of the business or assets of the assigning Party relating to the subject matter of this Agreement, whether by merger, acquisition or otherwise, provided that the acquiring Person assumes this Agreement in writing or by operation of law. In addition, BLS shall have the right to assign, subcontract or delegate this Agreement or any or all of its obligations or rights hereunder to an Affiliate or a Third Party upon written notice to Alexza; provided, however, BLS shall remain fully and unconditionally obligated and responsible for the full and complete performance of this Agreement by such Affiliate or Third Party and in no event shall such assignment, subcontracting or delegation be deemed to relieve BLS’ liabilities or obligations to Alexza under this Agreement. Alexza shall, at the request of BLS, enter into such supplemental agreements with the applicable Affiliates or Third Party as may be necessary or advisable to permit such Affiliates or Third Party to avail itself of any rights or perform any obligations of BLS hereunder. Subject to the foregoing, this Agreement shall inure to the benefit of each Party, its successors and permitted assigns. Any assignment of this Agreement or the rights under this Agreement in contravention of this Section 11.3 shall be null and void.
     11.4 Force Majeure. If the performance of any part of this Agreement by either Party (other than making payment when due) is prevented, restricted, interfered with or delayed by any reason or cause beyond the reasonable control of such Party (including fire, flood, earthquake, storm, embargo, power shortage or failure, acts of war, insurrection, riot, terrorism, strike, lockout or other labor disturbance, shortage of raw materials, epidemic, failure or default of public utilities or common carriers, acts of God or any acts, omissions or delays in acting of the other Party) (a “Force Majeure Event”), the Party so affected shall, upon giving written notice to the other Party, be excused from such performance to the extent of such Force Majeure Event, provided that the affected Party shall use its substantial efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed.
     (a) If either Party becomes aware that a Force Majeure Event has occurred or is imminent or likely, it shall immediately notify the other.
     (b) The Party which is subject to such Force Majeure Event shall exert all reasonable efforts to overcome it and the other Party shall be entitled to suspend the performance of its obligations hereunder during the duration of such Force Majeure Event.
     (c) Such Party shall keep the other informed as to the progress of overcoming such Force Majeure Event and the other Party shall have the right to terminate this Agreement in the event such Force Majeure Event is not overcome with [ * ] ([ * ]) days after it first occurs.
     11.5 Interpretation. The captions to the several Articles and Sections of this Agreement are not a part of this Agreement but are included for convenience of reference and shall not affect its meaning or interpretation. In this Agreement (a) the word “including” shall be
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

deemed to be followed by the phrase “without limitation” or like expression; (b) the singular shall include the plural and vice versa; and (c) masculine, feminine and neuter pronouns and expressions shall be interchangeable. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP consistently applied, but only to the extent consistent with its usage and the other definitions in this Agreement.
     11.6 No Partnership or Joint Venture. Nothing in this Agreement or any action which may be taken pursuant to its terms is intended, or shall be deemed, to establish a joint venture or partnership between BLS and Alexza. Neither Party to this Agreement shall have any express or implied right or authority to assume or create any obligations on behalf of, or in the name of, the other Party, or to bind the other Party to any contract, agreement or undertaking with any Third Party.
     11.7 Severability. In the event any provision of this Agreement should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith and enter into a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties. All other provisions of this Agreement shall remain in full force and effect in such jurisdiction. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.
     11.8 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by authorized representatives of BLS and Alexza.
     11.9 Governing Law. This Agreement and all questions regarding the existence, validity, interpretation, breach or performance of this Agreement, shall be governed by, and construed and enforced in accordance with, the laws of the State of [ * ], United States, without reference to its conflicts of law principles with the exception of [ * ].
     11.10 Dispute Resolution. In the event of any dispute under this Agreement, the Parties shall refer such dispute to the senior executives of the respective Parties responsible for the Manufacturing and supply of the Products for attempted resolution by good faith negotiations within [ * ] after such referral is made. If such executives are unable to resolve the dispute within such [ * ] period, then the Parties shall refer such dispute to the Chief Executive Officer of Alexza and the President, and if designated, the Chief Operating Officer of BLS (collectively, the “Senior Executives”) for attempted resolution by good faith negotiations within [ * ] after such referral is made. If the Senior Executives are unable to resolve the dispute within the time allotted, either Party may proceed as set forth below.
     (a) Alternative Dispute Resolution. Any dispute controversy or claim arising out of or relating to the validity, construction, enforceability or performance of this Agreement, including disputes relating to an alleged breach or to termination of this Agreement and including any claim of inducement by fraud or otherwise, shall be settled by mediation and arbitration in the manner described below (except any dispute regarding the validity or enforceability of a patent or trademark applicable to a Product, which shall be submitted to a court of competent jurisdiction in the country in which such patent or trademark right exists):
     (b) Mediation. The Senior Executives shall select a mediator with appropriate
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

expertise in the subject matter to which the dispute relates, who will be engaged to resolve the dispute. If the Senior Executives cannot agree on a mediator, either Party may submit the matter to mediation under the ICC ADR Rules. If the Parties are unable to resolve their dispute through mediation within [ * ] after selection of the mediator(s), either Party may seek appropriate resolution through arbitration as described below.
     (c) Arbitration. Except as provided in paragraph (ii) below, any dispute, controversy or claim arising out of or relating to the validity, construction, enforceability or performance of this Agreement which is not resolved by mediation, including disputes relating to alleged breach or to termination of this Agreement, other than disputes which are expressly prohibited herein from being resolved by this mechanism, shall be settled by binding Alternative Dispute Resolution (“Arbitration”) in the manner described below: If a Party intends to begin an Arbitration to resolve a dispute, such Party shall provide written notice (the “Arbitration Request”) to the other Party informing such other Party of such intention and the issues to be resolved. From the date of the Arbitration Request and until such time as any matter has been finally settled by Arbitration, the running of the time periods contained in Section 10.2(b) as to which Party must cure a breach of this Agreement shall be suspended as to the subject matter of the dispute. Within [ * ] after the receipt of the Arbitration Request, the other Party may, by written notice to the Party initiating Arbitration, add additional issues to be resolved.
     (d) Procedure. The Arbitration shall be conducted pursuant to the then-current International Chamber of Commerce (ICC) Rules. Notwithstanding those rules, the following provisions shall apply to the ADR hereunder:
     (i) Arbitrators. The arbitration shall be conducted by a panel of three arbitrators (the “Arbitrators”). The Arbitrators shall be fluent in the English language, have not less than twenty (20) years of experience with U.S. law and pharmaceutical and/or device manufacturing. Each Party shall nominate an arbitrator for confirmation by the ICC and the two Party-appointed arbitrators shall nominate the chairman for confirmation by the ICC. If the Party-appointed arbitrators cannot agree on the chairman within ten (10) days after their appointment, the chairman will be appointed by the ICC.
     (ii) Proceedings. The arbitration shall be completed within [ * ] of appointment of the arbitrators, unless a Party can demonstrate to the Arbitrators that the complexity of the issues or other reasons warrant the extension of one or more of the time tables. The Arbitrators shall render a written opinion setting forth findings of fact and conclusions of law with the reason therefor stated. A transcript of the evidence adduced at the hearing shall be made and, upon request, shall be made available to each Party. The Arbitrators shall, in rendering a decision, apply the substantive law of the State of [ * ], without regard to its conflict of laws provisions, except that the interpretation of and enforcement of this Section 11.10 shall be governed by the Federal Arbitration Act. The proceeding shall take place in [ * ]. The fees of the Arbitrators and ICC shall be paid by the losing Party, which shall be designated by the Arbitrators. If the Arbitrators are unable to designate a losing Party, it shall so state and the fees shall be split equally between the Parties.
     (iii) Award. Subject to Section 11.10(d)(ii), the Arbitrators are empowered to
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

award any remedy allowed by law, including money damages, prejudgment interest and attorneys’ fees, and to grant final, complete, interim, or interlocutory relief, including injunctive relief.
     (iv) Costs. Except as set forth in Sections 11.10(d)(ii) and (iii) above, each Party shall bear its own legal fees and costs.
     (v) Confidentiality. The Arbitration proceeding shall be confidential and the Arbitrators shall issue appropriate protective orders to safeguard each Party’s Confidential Information. Except as required by law, no Party shall make (or instruct the Arbitrators to make) any public announcement with respect to the proceedings or decision of the Arbitrators without prior written consent of each other Party. The existence of any dispute submitted to Arbitration, and the award, shall be kept in confidence by the Parties and the Arbitrators, except as required in connection with the enforcement of such award or as otherwise required by applicable law.
     (vi) Language. All pleadings, complaints and other documents filed or presented in connection with, and all proceedings in, any dispute resolution proceeding described in this Section 11.10 must be in the English language.
     (vii) EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY.
     11.11 No Waiver. The failure of either Party to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such Party thereafter to enforce such provisions.
     11.12 Counterparts. This Agreement may be executed in one or more counterparts, and by the respective Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same Agreement.
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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     IN WITNESS WHEREOF, each Party hereto has executed or caused this Agreement to be executed on its behalf as of the Effective Date.

ALEXZA PHARMACEUTICALS, INC.
By:	/s/ Thomas B. King
	Name:	Thomas B. King
	Title:	President and CEO

BIOVAIL LABORATORIES INTERNATIONAL SRL
By:	/s/ Michel Chouinard
	Name:	Michel Chouinard
	Title:	Chief Operating Officer

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT A
APPROVED SUPPLIERS
AND
MATERIALS SUPPLIED
•	Supplier of Heat Pack Autoliv ASP, Inc. [ * ]

•	Supplier of [ * ] and [ * ] [ * ]

•	Supplier of [ * ] [ * ]

•	Supplier of [ * ] [ * ]

•	Supplier of [ * ] [ * ]

•	Supplier of [ * ], [ * ] and [ * ] [ * ]
831145 v3/HN
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.